Exhibit 2.1
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (“Agreement”), dated as of the Execution Date, is by and among MAXIT FINANCIAL, LLC, a Washington limited liability company (“Seller”); BRADLEY E. SHAIN (“Principal”); and CASH AMERICA, INC. OF NEVADA, a Nevada corporation (“Purchaser”).
WITNESSETH:
     WHEREAS, Seller owns and operates a business that consists of a chain of Maxit and Pawn X-Change pawnshops located at the locations identified on Schedule 1.0(a) attached hereto and incorporated herein by this reference (the “Business”).
     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the assets of Seller and the Business, including, without limitation, the assets listed on Schedule 1.0(c) attached hereto and incorporated herein by this reference (collectively, the “Assets”), but excluding the assets of Seller listed on Schedule 1.0(d) attached hereto and incorporated herein by this reference (the “Excluded Assets”).
     WHEREAS, Principal is a member and manager of Seller and is a party to this Agreement for the purpose of providing Purchaser with certain representations, warranties and covenants regarding Seller, the Business and the Assets.
     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:
     The definitions of certain defined terms used in Articles I through VIII of this Agreement are set forth in Article IX of this Agreement. A definitions cross-reference table indicating the particular section of this Agreement in which the definition of each defined term used in this Agreement can be found is set forth on Attachment A attached hereto. Attachment A hereto also includes a descriptive list of all Schedules and Exhibits included in this Agreement.
ARTICLE I
PURCHASE AND SALE
     Section 1.1 Purchase and Sale of Assets. Subject to and upon the terms and conditions contained herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all security interests, liens, claims and encumbrances (other than the Assumed Liabilities), and Purchaser shall purchase, accept and acquire from Seller, the Assets.
     Section 1.2 Purchase Consideration.
          1.2.1 Purchase Consideration — General. The consideration from Purchaser to Seller for the Assets shall consist of the following (the “Purchase Consideration”):
               (a) a wire transfer of an amount equal to the Cash Consideration, payable in immediately available funds to Seller in such bank account as is designated by Seller in writing to Purchaser at least 24 hours prior to the Closing;
               (b) the issuance to Seller of that number of shares of Cash America International, Inc.’s $.10 par value common stock (“Shares”) determined by dividing $12,500,000 by the

Fair Market Value. Notwithstanding the foregoing, Purchaser, in its sole discretion, may increase the amount of Cash Consideration payable at Closing with a corresponding reduction in the number of Shares to be issued to Seller (for purposes of illustration only, Purchaser may increase the Cash Consideration by $5,000,000 and the number of Shares to be issued to Seller would be determined by dividing $7,500,000 by the Fair Market Value).
A portion of the Purchase Consideration in the amount of the Escrow Funds will be delivered to the Escrow Agent (as defined below) at the Closing to be held and disposed of pursuant to the Escrow Agreement (as defined below). The term “Escrow Funds” shall mean a portion of the Purchase Consideration in an amount equal to $7,000,000.00 satisfied first from Shares (valued at the Trading Value (as defined below)) and, in the event the Trading Value of the Shares is less than $7,000,000.00, an additional portion of the Cash Consideration needed to equal a deposit of $7,000,000.00.
               (c) the non-competition consideration, as set forth in the Non-Competition Agreement.
          1.2.2 Purchase Consideration — Definitions.
               (a) The term “Cash Consideration” means (i) Fifty Six Million and No/100 U.S. Dollars ($56,000,000.00).
               (b) For purposes of Section 1.2.1(b) above, the term “Fair Market Value” means the average per share closing price of Cash America International, Inc.’s common stock on the New York Stock Exchange for the ten (10) trading days immediately preceding the day prior to the Closing Date; provided, however, in no event shall the Fair Market Value be (i) less than $7.00 per share less than the average per share closing price of Cash America International, Inc.’s common stock on the New York Stock Exchange for the ten (10) trading days immediately preceding the Execution Date (such average, the “Signing Date Average”), or (ii) greater than $7.00 per share greater than the Signing Date Average. The term “Trading Value” shall mean the average per share closing price of Cash America International, Inc.’s common stock on the New York Stock Exchange for the three (3) trading days immediately preceding the day prior to the Closing Date. If, between the date of this Agreement and the Closing Date, Cash America International, Inc.’s outstanding common stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the consideration to be delivered pursuant to Section 1.2.1(b) shall be appropriately adjusted to provide to Seller the same economic effect as contemplated by this Agreement prior to such event.
     Section 1.3 Assumed Liabilities. In addition to the Purchase Consideration, Purchaser will assume the liabilities and obligations of Seller that are expressly listed on Schedule 1.3 attached hereto (collectively, the “Assumed Liabilities”). Notwithstanding the foregoing, Purchaser does not agree to assume, and shall not assume or pay, perform or discharge any Liabilities or obligations of Seller other than the Assumed Liabilities.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
SELLER AND PRINCIPAL
Seller and Principal hereby jointly and severally make the representations and warranties set forth in this

Article II to Purchaser, and represent and warrant that such statements are true and correct as of the Execution Date. For purposes of this Agreement, the “Knowledge” of Seller shall include the knowledge of Seller and Principal. An individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a reasonably prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a “reasonable investigation” regarding the accuracy of any representations or warranties contained in this Agreement. A “reasonable investigation” shall be deemed to have been made if such individual has made a “due inquiry” to any of the Key Persons and to Seller’s principal external accountants and lawyers. As used herein, the term “Key Persons” shall mean the individuals listed on Schedule 2.0. Seller will be deemed to have “Knowledge” of a particular fact or other matter if any Key Person has Knowledge of such fact or other matter (as such Knowledge is described in subsections (a) and (b) of this Section above). The Schedules to this Agreement and any supplements thereto are incorporated herein by this reference. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in a Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control. The representations and warranties contained in this Agreement shall not be affected or deemed waived or otherwise impaired or limited by reason of any investigation or due diligence conducted by Purchaser or its representatives. The parties agree that certain schedules (the “Key Schedules”) are provided as of the Execution Date, and that the remaining schedules and documents required to be delivered in connection therewith or a related representation of Seller shall be provided within five (5) business days thereafter. In the event Purchaser believes that the information provided in any schedule is insufficient in form or content to provide the information required to be provided therein, Purchaser shall so inform Seller and Seller shall use commercially reasonable best efforts to provide Purchaser the requested information within five (5) business days after such request as an amended schedule; provided, however, Seller is solely responsible for the completeness and accuracy of the schedules. Seller may amend or supplement any schedule prior to Closing consistent with the provisions of Section 5.4 hereof, and any such amendment or supplement shall not be considered a breach hereof or a violation of any representation so long as no amendment or supplement to any Key Schedule is materially adverse to the interest of Purchaser. The Key Schedules are Schedules 1.0(a), 1.0(c), 1.0(d), 1.3, 2.6(a) and 2.8.
     Section 2.1 Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Washington, with all requisite power and authority to carry on the business in which it is engaged, to own or hold under lease its properties and assets, to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby. Seller is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned by it, or the nature of the activities conducted by it, requires such qualification. Except as disclosed on Schedule 2.1, Seller does not own, directly or indirectly, any interest in any corporation, business trust, joint stock company, partnership, joint venture, franchise, limited liability company or other business organization or association. Seller shall deliver to Purchaser true and complete copies of the certificate of formation, limited liability company agreement and all other organizational documents of Seller, and all of such documents are in full force and effect on the Execution Date. Additionally, the officers and managers of Seller as of the Execution Date are as set forth on Schedule 2.1.
     Section 2.2 Authorization and Validity. Except as disclosed on Schedule 2.2, Seller and Principal have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by either Seller or Principal at or prior to the Closing and to perform their obligations under this Agreement and the other

Transaction Documents, and, except as disclosed on Schedule 2.2, such action has been duly authorized by all necessary action by the managers and members of Seller. This Agreement has been, and subject to obtaining the consents and approvals set forth in Schedule 2.3 and Schedule 2.4, the other Transaction Documents will be at the Closing, duly executed and delivered by Seller and by Principal (as applicable). This Agreement constitutes, and subject to obtaining the consents and approvals set forth in Schedule 2.3 and Schedule 2.4, each of the other Transaction Documents at the Closing will constitute, legal, valid and binding obligations of Seller and Principal, enforceable against Seller and Principal (as applicable) in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.
     Section 2.3 No Violation. Except as disclosed on Schedule 2.3, neither the execution, delivery or performance of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the certificate of formation or limited liability company agreement of Seller or under any agreement, indenture or other instrument under which Seller or Principal is bound or to which any of the Assets are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the Assets; or (b) cause any material change in the rights or obligations of any party under any such agreement, indenture or other instrument; or (c) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Seller, Principal, the Business or the Assets.
     Section 2.4 Consents. Except as set forth in Schedule 2.4 and except for approvals required under the HSR Act, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, or any lender of Seller or Principal, or any other Person than Persons described on Schedule 2.9 is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the Transaction Documents and the consummation of the transactions contemplated herein or therein on the part of Seller or Principal.
     Section 2.5 Consumer Loans. All Consumer Loans made in the Business have been made in compliance and accordance with all Applicable Laws. All Consumer Loan Documents represent bona fide assets of Seller and bona fide transactions between Seller and the respective parties to such transactions. Seller’s books and records that are being delivered to Purchaser contain an accurate record of the Consumer Loans and the Consumer Loan Documents, including, without limitation, for each loan written, all material loan application data and back-up documentation, all material underwriting criteria and documentation, all notices of adverse action, all promissory notes and loan documents, all pawn tickets, all buy-sell and/or repurchase agreements, the items securing or evidencing any security for such loans, if applicable, the amount loaned, the lawful interest charge and other lawful charges, if any, to accrue thereon, renewals thereof, all layaway contracts, and with respect to buy-sell or repurchase agreements — the purchase price, the repurchase price, and other lawful charges, if any, and with respect to pawn loans and buy-sell and/or repurchase agreements — an accurate description, in all material respects, of the pledged goods or the goods subject to buy-sell or repurchase agreements. All interest, fees and charges on each Consumer Loan and layaway contract included in the Consumer Loans do not exceed the maximum rate of interest, charges and fees allowed by Applicable Laws. In addition to, and without limiting the foregoing, the Consumer Loan Documents are complete in every material respect and comply with all Applicable Laws. Attached to Schedule 2.5(a) is a true, complete and correct copy of Seller’s standard agreements and standard required underwriting information for the creation of Consumer Loans. Except as set forth on Schedule 2.5(b), each Consumer Loan has been created using such standard forms of agreement and such standard underwriting information without material modification or substitution (except as may be consistent with Seller’s ordinary course of business — provided that any such consistent material modification or substitution is described in detail on Schedule 2.5(b)). With respect to pawn loans, all pawn tickets accurately reflect, in all material respects, that all outstanding pawn loans bear no more than the maximum lawful finance charge and other lawful charges, if any, applicable to the transaction and merchandise pawned and all buy-sell or repurchase agreements accurately reflect, in all material respects, that the repurchase price represents no more than the maximum lawful repurchase price and all other charges allowed by law, if any, in connection with each buy-sell transaction. All pawned merchandise reflected by Seller’s books and records is collateralized as required by law and is collateralized so that Seller has a lawful and valid security interest and first lien on such pawned merchandise. All merchandise which is subject to the terms and conditions of buy-sell or repurchase agreements is owned by Seller and Seller has good and indefeasible title to all such merchandise, subject only to the terms of the applicable buy-sell or repurchase agreements. All pawned merchandise and all merchandise subject to buy-sell or repurchase agreements, layaway contracts or statutory hold-periods is physically present on the premises of the Business, and all such merchandise is available for redemption, repurchase or sale, as the case may be. The Consumer Loan Documents represent or will represent valid and enforceable obligations arising from transactions actually made or performed by Seller in the ordinary course of its business; provided, however, the number of Consumer Loans will fluctuate between the Execution Date and the Closing Date in Seller’s normal course of business. As used herein, the term “Customer Receivables” means all customer receivables, including, without limitation, all Consumer Loans included in the Assets, together with all other accounts receivable of Seller. A summary description of all Customer Receivables is set forth on Schedule 2.5(c). Except to the extent paid prior to the Closing Date, such Customer Receivables are or will be valid and binding obligations of the parties thereto enforceable against them in accordance with the terms of such agreements. Except as set forth on Schedule 2.5(c), there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, relating to the amount or validity of the Customer Receivables, and Seller has not waived any material terms of any Customer Receivable (except as may be consistent with Seller’s ordinary course of business — provided that any such consistent waiver of material terms is described in detail on Schedule 2.5(b)). Schedule 1.0(c) lists the aggregate active Consumer Loan balances by loan category on a store-by-store basis outstanding as of June 30, 2010.
     Section 2.6 Financial Statements. Schedule 2.6(a) contains Seller’s audited balance sheets as of December 31, 2009, December 31, 2008 and December 31, 2007, Seller’s unaudited balance sheet as of June 30, 2010, Seller’s audited statements of income, retained earnings and cash flows for the years ended December 31, 2009, December 31, 2008 and December 31, 2007, and Seller’s unaudited statements of income, retained earnings and cash flows for the six-month period ended June 30, 2010 (collectively, the “Seller Financial Statements”). The Seller Financial Statements are true, correct and complete in all material respects and fairly present the financial condition and results of operations of Seller with respect to the Assets as of the dates and for the periods indicated. Except as disclosed on Schedule 2.6(b), the Seller Financial Statements have been prepared in accordance with GAAP and reflect the consistent application of GAAP throughout the periods involved, except as expressly disclosed in the notes to such financial statements and except for normal year-end adjustments in the case of the unaudited Seller Financial Statements that were prepared for the six-month period ended June 30, 2010. Also contained in Schedule 2.6(a) is a descriptive list of all management letters and management letter responses submitted in connection with the preparation of the Seller Financial Statements and Seller has previously delivered copies of all such management letters and management letter responses to Purchaser.
     Section 2.7 Liabilities and Obligations. Schedule 2.7 reflects all Liabilities of Seller (other than Current Liabilities) that relate to the Business or the Assets and the operation thereof, arising out of transactions effected or events occurring on or prior to the Execution Date to the extent such Liabilities are not otherwise disclosed on any other Schedule to this Agreement. Except as set forth in any Schedule to this Agreement, Seller is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, royalty or other obligation or dividend of any Person other than Seller to the extent the same would have a Material Adverse Effect on the Assets or transactions contemplated by this Agreement, and Seller has no Knowledge of any basis for the assertion of any other such Liabilities of any nature or in any amount. Except as set forth in Schedule 2.7, since December 31, 2009, Seller has not paid any dividends, or made any distribution to, or in any way compensated or paid remuneration to, any member or any of their respective affiliates in his or its capacity as such.
     Section 2.8 Title and Use of Assets. Except as set forth on Schedule 2.8, Seller has, or prior to or at Closing will have, good, valid and marketable title to all of the Assets, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other third party interests of any nature except for the lien of current taxes or assessments not yet due and payable or liens and deposits (including mechanics’, materialmen’s and other liens) arising in the ordinary course of business securing amounts not yet due and payable. Upon consummation of the transactions contemplated hereby, Purchaser shall, subject to the Assumed Liabilities, receive good, valid and marketable title to the Assets free and clear of all security interests, liens, claims and encumbrances, mortgages, pledges, restrictions, prior assignments and any other similar claims other than for liens and deposits (including mechanics’, materialmen’s and other liens) arising in the ordinary course of business securing amounts not yet due and payable. Except as set forth on Schedule 2.8, Seller owns, leases or otherwise possesses a transferable right to use all the Assets (subject to the Assumed Liabilities) and will transfer all of such rights to Purchaser at Closing.
     Section 2.9 Commitments. Schedule 2.9 sets forth all Commitments. Except as set forth in Schedule 2.9 and Schedule 2.5, Seller has not entered into, nor are the Assets or the business of Seller bound by, whether or not in writing, any other Commitments. True, correct and complete copies of the Commitments (including summaries of all oral Commitments), have heretofore been delivered to Purchaser; provided, however, the physical copies of the Consumer Loan Documents shall be delivered at Closing. To Seller’s Knowledge, no events, occurrences, acts or omissions exist that, with the giving of notice or lapse of time or both, would constitute material defaults by Seller under the Commitments. No penalties have been incurred, and there are no amendments pending, with respect to the Commitments. There are no past defaults of Seller that constitute existing material defaults by Seller under the Commitments. Except as disclosed on Schedule 2.9 or Schedule 2.5, the Commitments are in full force and effect and are valid and enforceable obligations of Seller and, to the Knowledge of Seller, the other parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the Knowledge of Seller, may be made by any party thereto, nor has Seller waived any material rights thereunder. Except as disclosed on Schedule 2.9 or Schedule 2.5, Seller has not received notice of any Seller default with respect to any Commitment that has not been cured. Except as disclosed on Schedule 2.9 or Schedule 2.5, Seller has not received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment.
     Section 2.10 Patents, Trademarks, Service Marks, Copyrights and Technology.
               (a) Seller owns or possesses the right to use, all software, patents, trademarks, service marks and copyrights included in the Assets, if any, or possesses adequate licenses or other rights, if any, therefor, without, to Seller’s Knowledge, conflict with the rights of others. Set forth in Schedule 2.10 is a true and correct description of all (i) software, domain names, URLs, trademarks, trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, and all patents, copyrights and applications currently owned, pending, or applied for, in whole or in part, by Seller, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which Seller is a party (including expiration dates if applicable); and (ii) all agreements relating to know-how or processes that Seller is licensed or authorized to use by others, or which it licenses or authorizes others to use (collectively, the “Proprietary Rights”); provided, however, Schedule 2.10 does not list all of Seller’s software licenses for shrink-wrap type pc-based software that is loaded, or intended to be loaded, separately onto desk-top or lap-top computers (“Shrink-Wrap Software”), to the extent such computers utilize such Shrink-Wrap Software, but such Schedule 2.10 does list each Shrink-Wrap Software program utilized by Seller and the number of licenses/seats Seller lawfully possesses for each such program.
               (b) Except as set forth in Schedule 2.10, Seller has the sole and exclusive right to use the Proprietary Rights (except Seller does not have the sole and exclusive right to use any Proprietary Rights which have been licensed from third parties; provided, however, all such licenses are described on Schedule 2.10 and Schedule 2.9) without infringing or violating the rights of any third parties. Except as set forth in Schedule 2.4, no consent of third parties will be required for the transfer of the Proprietary Rights to Purchaser or the use thereof by Purchaser upon consummation of the transactions contemplated hereby. Except as set forth in Schedule 2.10, the Proprietary Rights are freely transferable, free and clear of all mortgages, licenses, liens, pledges, charges, security interests, encumbrances or other third party interests of any nature. No claim has been asserted by any Person to the ownership of, or right to use, any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and to Seller’s Knowledge, there is no valid basis for any such claim. Except as set forth in Schedule 2.10 each of the Proprietary Rights is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.
               (c) No claim has been asserted against Seller that, and no written or verbal inquiry has been made to Seller as to whether, any product, activity or operation or use of the Proprietary Rights by Seller infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other Person; and no proceedings have been instituted, are pending or, to Seller’s Knowledge, are threatened that challenge the rights of Seller with respect thereto.
     Section 2.11 Trade Secrets and Customer Lists. Seller has the right to use, free and clear of any claims or rights of others, all of Seller’s trade secrets, customer lists (subject to privacy law restrictions) and proprietary information required for the marketing, as is currently being conducted by Seller, of all merchandise and services presently sold or marketed by Seller. There are no restrictions (other than privacy law restrictions) on Seller’s right to use such trade secrets, customer lists and proprietary information.
     Section 2.12 Compliance with Laws. Except as set forth on Schedule 2.12(a), Seller, the Assets and the Business are, and for the two full years prior to the Execution Date have been, in full compliance with all Applicable Laws. To Seller’s Knowledge, Seller has filed with the proper authorities all necessary statements and reports with respect to the Assets. Except as set forth on Schedule 2.12(a), no event has occurred or circumstance exists that (with or without notice or lapse of time) constitutes or results in a violation by Seller of, or a failure on the part of Seller to comply with, any Applicable Laws that would affect the Assets, the Business, the Real Estate, the Assumed Liabilities or Seller. Seller has received no notice that any of the Real Estate or the premises thereon is in violation of any Applicable Law. Except as otherwise noted on Schedule 2.12(b), Seller possesses all necessary licenses, permits and governmental authorizations that are required by applicable governmental agencies for Seller to conduct its business in accordance with Applicable Laws, and all applications required to have been filed for the renewal of such instruments have been filed on a timely basis with the appropriate governmental bodies. A list of all of Seller’s licenses, permits and governmental authorizations is set forth on Schedule 2.12(b) (“Permits”).
     Section 2.13 Litigation. Except as set forth in Schedule 2.13, there are no lawsuits, proceedings, claims, legal actions or investigations instituted, or to the Knowledge of Seller threatened, against, related to, or affecting, or that would relate to or affect, Seller, the Business or any of the Assets or that would prevent the consummation of the transactions contemplated hereunder and under the Transaction Documents. To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely as of the Execution Date to give rise to or serve as a basis for the commencement of any such proceeding. Seller is not (a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Seller, the Business or the Assets, or (b) in default with respect to any such order, writ, injunction or decree. Schedule 2.13 sets forth a description of all pending or, to the Knowledge of Seller threatened, actions, suits, proceedings, disputes or investigations in respect of Seller, setting forth, with respect to each action or suit, the existence and extent of insurance related thereto.
     Section 2.14 Environmental Matters. With respect to environmental compliance by Seller, the following representations and warranties are in addition to, and do not limit, any of representations and warranties set forth in Sections 2.12 and 2.13: (a) Seller has not caused or permitted, and to Seller’s Knowledge no other Person has caused or permitted, any release of any Hazardous Substance on any of the Real Estate and no circumstance, situation or event related in any way to Seller’s conduct or operation of its business on the Real Estate or Seller’s ownership or use of the Assets, constitutes, or may constitute, a release or threatened release of any Hazardous Substance, and (b) Seller has never stored, processed or disposed of any Hazardous Substance on any Real Estate except for Hazardous Substances used in the ordinary course of the Business and any such use of such Hazardous Substances has been in accordance with all Applicable Laws.
     Section 2.15 Taxes. Seller has duly filed with the appropriate governmental agencies all income, excise, corporate, franchise, property, sales, use, payroll, withholding and other tax returns (including information returns) and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction (collectively, “Tax Returns and Filings”). All such Tax Returns and Filings are complete and accurate in all material respects and properly reflect the taxes of Seller for the periods covered thereby. Except as set forth in Schedule 2.15, Seller has timely filed all Tax Returns and Filings and has paid or accrued all taxes, penalties and interest that have become due with respect to any returns that it has filed and any assessments of which it is aware. Except as set forth in Schedule 2.15, Seller currently is not the beneficiary of any extension of time within which to file any tax return and Seller is not delinquent in the payment of any tax, assessment or governmental charge. No tax deficiency or delinquency has been asserted against Seller. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of Seller that has been asserted by any taxing authority. No basis for any additional assessment of any taxes, penalties or interest with respect to Seller, the Business or the Assets has been asserted to Seller, or is, to Seller’s Knowledge, threatened. There is no taxing authority audit of Seller pending or, to Seller’s Knowledge, threatened, and the results of any completed audits are properly reflected in the Seller Financial Statements. Seller has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected. There are no tax liens on any of the Assets except for liens for current taxes and assessments not yet due and payable. All monies required to be withheld by Seller and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been (i) collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose, or (ii) properly reflected in the Seller Financial Statements. Seller has previously delivered to Purchaser complete, true and correct copies of all of the Tax Returns and Filings specifically described on Schedule 2.15. Seller holds all sales tax permits required to be held by it pursuant to all Applicable Laws.
     Section 2.16 Finder’s Fee. Seller has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby.
     Section 2.17 No Community Property. Except to the extent Principal’s wife may have a community property interest in Principal’s property as a matter of law, (a) any interest Principal may have in Seller, the Business or the Assets, if any, represents Principal’s sole and separate property and (b) no other party has, through Principal, obtained any interest in Seller, the Business or the Assets, whether an ownership interest, an equity interest, an interest granted in any agreement or order (including, without limitation, any prenuptial agreement, settlement agreement, divorce decree or court order), or any other interest whatsoever.
     Section 2.18 Condition of Tangible Assets. The tangible Assets described on Schedule 1.0(c), including, without limitation, the inventory, if any, and the furniture, fixtures and equipment are, and at the Closing will be, physically present at the respective store and home office locations, with the exception of those items disposed of in the ordinary course of business prior to Closing, and in good operating condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of Seller’s business. Notwithstanding the foregoing, no assurance is made as to the remaining useful life of any item.
     Section 2.19 Sufficiency of Assets. The Assets, including any Assets provided through, or covered by, leases or contracts included in the Assumed Liabilities, constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business substantially in the manner operated by Seller as of the Execution Date. Except as expressly provided elsewhere in this Agreement, the Excluded Assets (other than cash and the software listed on Schedule 1.0(d)) are not necessary to the operation of the Business.
     Section 2.20 Real Estate and Leases. With regard to all real estate (including buildings and improvements) owned or leased by Seller in connection with the operation of the Business (“Real Estate”), there is disclosed in Schedule 2.20(a) a list of the owners of the fee simple interest of each parcel of Real Estate. Except for the properties identified as being owned by Principal or an entity owned or controlled by Principal on Schedule 2.20(a) (“Controlled Real Property”), neither Principal nor any entity owned or controlled by Principal has any interest in any Real Estate on which any of the Business is being conducted. Except for the Owned Real Property, Seller leases all other Real Estate on which any of the Business is being conducted pursuant to real estate lease agreements between Seller and the fee simple owner of the Real Estate (collectively, the “Leases”). Each Lease is a Commitment, is described on Schedule 2.9, is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Seller is not and, to Seller’s Knowledge, no other party to a Lease is, in default in any material respect under any Lease nor has any event occurred which with the passage of time or the giving of notice or both would constitute such a default. Each Lease and each document that amends, renews, or supplements each Lease, together with all written notices delivered or received in connection with such Leases, and all subordination agreements, non-disturbance agreements and other related agreements and documents executed in connection with each such Lease are described on Schedule 2.9 and Seller has, prior to the Execution Date, delivered true and complete copies of each Lease and all of such related documents to Purchaser. Set forth on Schedule 2.20(b) is a description of each casualty, condemnation or eminent domain event that is pending or, to Seller’s Knowledge, threatened against any of the Real Estate. Schedule 2.20(b) also sets forth a summary description of each architectural, design, construction, remodeling or renovation project being conducted on any of the Real Estate as of the Execution Date which costs or will cost in excess of $5,000 and all contracts related to any of such projects are described in Schedule 2.9.
     Section 2.21 Buildings and Structures. To Seller’s Knowledge, except as described on Schedule 2.21 hereto, all buildings, structures and improvements on the Real Estate and all other fixed assets owned or leased by Seller and used in the Business are structurally sound with no material defects, are in compliance with all applicable codes, ordinances and other Applicable Laws, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and, except as set forth on Schedule 2.21, none of such buildings, structures, improvements or fixed assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, that are not reasonably deemed to be deferred maintenance items (except to the extent the same are set forth on Exhibit “H” attached hereto) and are not related to the roof, foundation, structural components, exterior walls, underground or below-the-foundation utility pipes and conduits, plumbing and electrical systems or the heating, ventilation and air conditioning equipment and components of any of such buildings, structures, improvements or fixed assets.
     Section 2.22 Collections, Check Cashing and Other Business. Except as disclosed on Schedule 2.22, all Other Business Activities are being conducted and transacted in accordance with all Applicable Laws, in accordance with all of Seller’s Policies and Procedures related thereto and in accordance with all Commitments that relate to such Other Business Activities. Set forth on Schedule 2.22 is a summary description of all Other Business Activities that Seller is currently performing or has performed in the five (5) year period ending on the Execution Date. Seller has all permits, licenses, approvals and consents necessary in order for Seller to lawfully conduct the Other Business Activities.
     Section 2.23 Customer Service. A detailed description of all of Seller’s customer reward, layaway, store credit, refund, exchange, merchandise warranty (express and implied), and all other customer benefits or customer service type programs, policies and procedures relating to, or covering, any product or service offered to the customers of the Business in existence as of the Execution Date and for the 12 month period prior to the Execution Date is set forth on Schedule 2.23 (“Customer Service Policies”). Except for the Customer Service Policies described on Schedule 2.23 and except for the express terms of the Consumer Loan Documents, Seller is not liable to any customer of the Business for any customer reward, layaway, store credit, refund, exchange, merchandise warranty (express or implied), or any other customer benefits or customer service type programs.
     Section 2.24 Absence of Certain Changes. Except as disclosed on Schedule 2.24, since December 31, 2009, there has not been any material adverse change in, or any event or condition that would reasonably be expected to result in any material adverse change in, the business, operations, assets, results of operations, or condition (financial or otherwise) of the Business or the ownership or operation of the Assets or any material portion thereof, all as the same are described in this Agreement and the Schedules and Exhibits attached hereto, other than any changes in economic, regulatory or industry conditions generally. Additionally, except as disclosed on Schedule 2.24, since December 31, 2009 (i) the Business has been conducted by Seller in the ordinary course consistent with past practice, (ii) Seller has not, in respect of the Business or the Assets, incurred any material Liability, engaged in any material transaction, or entered into any material agreement outside the ordinary course of business consistent with past practice, and (iii) Seller has not suffered any material loss, damage, destruction, or other casualty to any of the Assets (whether or not covered by insurance), which would constitute a Material Adverse Effect.
     Section 2.25 Employees. Schedule 2.25 contains a complete and accurate list of the following information for each officer and employee of Seller (including each employee on leave of absence, deferral, or layoff status) (collectively, “Seller’s Employees”): name; job title; date of hire; current rate of pay; accrued but unpaid vacation time; commissions and bonus and other incentive compensation paid since December 31, 2009 (“Compensation”). Except as disclosed in Schedule 2.25 and Schedule 2.9, no independent contractors or consultants are used in the day-to-day operations of the Assets. Schedule 2.25 contains a copy of all employment, severance, change in control agreements or other written agreements (and any amendments thereto) it maintains with respect to any of its employees.
               (a) Seller has not violated, and will not violate as a result of the transactions set forth in this Agreement, the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local legal requirement.
               (b) To the Knowledge of Seller, no officer, director, manager, member, agent, employee, consultant, or contractor of Seller is bound by any contract or agreement, whether oral or written, that purports to limit the ability of such officer, director, manager, member, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller, or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery included in the Assets. To Seller’s Knowledge, no former or current employee of Seller is a party to, or is otherwise bound by, any contract or agreement, whether oral or written, that in any way adversely affected, affects, or will affect the ability of Seller or Purchaser to conduct the business as heretofore carried on by Seller.
     Section 2.26 Labor Disputes.
               (a) Except as disclosed in Schedule 2.26, Seller is, and for the two full years prior to the Execution Date has been, in compliance in all respects with all Applicable Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes and occupational safety and health. Except as disclosed on Schedule 2.15, Seller is not liable for the payment of any taxes, fines, penalties, or other amounts, however designated, which have been assessed for Seller’s failure to comply with any of the foregoing Applicable Laws.
               (b) Except as disclosed in Schedule 2.26, (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract, (ii) there has not previously been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller, (iii) to Seller’s Knowledge no event has occurred or circumstance exists as of the Execution Date that would reasonably be expected to provide the basis for any work stoppage or other labor dispute, (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller, any proceeding relating to the alleged violation of any Applicable Laws pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable governmental body, and there is no organizational activity or other labor dispute against or affecting Seller or the Business, (v) no application or petition for an election of, or for certification of, a collective bargaining agent is pending, (vi) no labor related grievance or arbitration proceeding exists that might have a Material Adverse Effect, (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller, and (viii) there has been no charge of discrimination, harassment, retaliation or other labor related claim filed against or, to Seller’s Knowledge, threatened against Seller with the Equal Employment Opportunity Commission or any similar federal, state or local governmental body.
     Section 2.27 Employee Benefits.
               (a) Set forth in Schedule 2.27 is a complete and correct list of (a) all “employee benefit plans” as defined by Section 3(3) of ERISA, which are written and covered or qualified under the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”) or ERISA, and (b) any other plan, fund, program, policy, arrangement, practice, custom and understanding (whether written or oral) which provides or have provided benefits or economic value to Seller’s (or Seller’s affiliates’) employees or former employees (and/or their dependents), including, without limitation, bonus, commissions, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, any other employee compensation or benefit plans and any trusts or escrows related to any of the foregoing (whether qualified or nonqualified, written or unwritten) and which is currently maintained by Seller (or Seller’s affiliates) for the benefit of Seller’s (or Seller’s affiliates’) employees or former employees (and/or their dependants) or for which Seller (or Seller’s affiliates) has (have) any current liability or obligation with respect to any of Seller’s (or Seller’s affiliates’) employees or former employees (and/or their dependants), regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”).
               (b) Seller has delivered, or will before Closing deliver, to Purchaser true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a summary written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to said Employee Plan); and (ii) all summary plan descriptions, summaries of material modifications, employee handbooks and other material written communications regarding the Employee Plans.
               (c) Schedule 2.27 identifies each Employee Plan that is intended to be a tax qualified plan (a “Qualified Plan”) within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and each such Employee Plan is so qualified in all material respects (except that no representation is made with respect to any formal qualification requirement with respect to which the remedial amendment period under Section 401(b) of the Code has not yet expired). The Internal Revenue Service has issued (i) a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, or (ii) with respect to each Qualified Plan that is a prototype or volume submitter plan, a current favorable GUST opinion letter or advisory letter; and Seller has provided a copy of each such letter to Purchaser.Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including, but not limited to, (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are commonly referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.
               (d) No Employee Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA; and no Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Neither the Seller nor any of Seller’s affiliates is a party to a collective bargaining agreement, and no Employee Plan is maintained as a result of, or in association with, such an agreement.
               (e) Each Employee Plan has been operated in compliance and is now in compliance, in all material respects, with all provisions of ERISA, the Code, and all laws applicable to such Employee Plan, including but not limited to the COBRA continuation requirements set forth in Section 4980B of the Code and Section 601 et. seq. of ERISA. Each Company Benefit Plan has been administered in all material respects in accordance with its terms.
               (f) Except as set forth in Schedule 2.27, each Employee Plan and any other arrangement with employees or former employees that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A and any award thereunder, in each case that is subject to Code Section 409A, is designated as such on Schedule 2.27 and has been operated in compliance with the provisions of Code Section 409A and the applicable guidance and regulations promulgated thereunder. Except as set forth in Schedule 2.27, no later than December 31, 2008, each such Employee Plan and other arrangement subject to Section 409A was amended either to bring such arrangement into material compliance with the writing requirements of Code Section 409A and the final regulations promulgated thereunder or to allow such arrangement to qualify for an exemption from such provisions.
               (g) Seller has maintained workers’ compensation coverage as required by applicable state law in each State in which Seller conducts business through each such State’s applicable workers’ compensation rules and regulations and not by self-insurance or otherwise
     Section 2.28 Product Liability. There are no actions, suits, inquiries, proceedings or investigations by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Knowledge of Seller, threatened, against or involving Seller relating to any product alleged to have been manufactured or sold by Seller and alleged to have been defective or improperly designed or manufactured, which, if adversely decided, would have, either individually or in the aggregate, a Material Adverse Effect.
     Section 2.29 Books and Records. The books of account and other financial records of Seller, all of which have been made available to Purchaser, are complete, accurate and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with consistent business practices. Schedule 2.29 hereof also sets forth (i) the name of each bank, savings institution or other Person with which Seller has an account or safe deposit box, (ii) the name, description and account numbers for each of such bank accounts, (iii) the names and identification of all Persons authorized to draw thereon or to have access thereto, and (iv) the names of all Persons, if any, holding powers of attorney from Seller and a summary statement of the terms thereof.
     Section 2.30 Insurance. Schedule 2.30 sets forth a complete list of all policies of, or binders for, fire, property, casualty, boiler, builder’s risk, business interruption, flood, plate glass, general liability, public liability, employer’s liability, worker’s compensation, theft, burglary, employee dishonesty, employment practices and all other forms of insurance, bonds or sureties owned or held by Seller. All such policies, or binders thereof, are in full force and effect, all premiums with respect thereto covering all periods up to and including the respective dates set forth in Schedule 2.30 have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders (i) to Seller’s Knowledge, are sufficient for compliance with all requirements of law currently applicable to Seller and of all agreements to which Seller is a party or by which Seller is bound, (ii) to Seller’s Knowledge, provide insurance coverage adequate for the Assets and operations of Seller, and (iii) will remain in full force and effect through the respective dates set forth in Schedule 2.30 without the payment of additional premiums. Schedule 2.30 also identifies all risks that Seller has designated as being self-insured. Seller has delivered certificates of insurance in compliance with the terms of all agreements to which Seller is a party or by which Seller is bound to the extent such agreements require Seller to deliver any such certificates of insurance to any party.
     Section 2.31 Privacy. Seller is in compliance with all aspects of the Gramm-Leach-Bliley Act and, since the inception of such act, has delivered privacy notices to each of its customers to whom such act requires privacy notices to be delivered. Copies of all privacy disclosure notice forms Seller has delivered to its customers since the inception of such act, together with a general description of which of Seller’s customers received each of such notice forms and when such customers received such forms is set forth on Schedule 2.31.
     Section 2.32 Policies and Procedures. All of Seller’s employee policies, employee procedures, employee handbooks, employee guides or instructions, operations manuals, software user manuals or any similar documents or procedures, whether the same are written, oral or electronic, are described on Schedule 2.32 (“Policies and Procedures”). Seller has in place a comprehensive written Anti-Money Laundering Compliance Program, such program complies with all Applicable Laws and Seller has at all times complied with such program and Applicable Laws. Seller’s Anti-Money Laundering Compliance Program is a part of the Policies and Procedures. Seller has previously delivered full, true and complete copies of all Policies and Procedures to Purchaser. To Seller’s Knowledge, the Business is being operated in compliance with all such Policies and Procedures.
     Section 2.33 Franchising. Seller has not sold or offered to any Person a “franchise” or “business opportunity” as those terms are defined in the Trade Regulation Rule on Franchising promulgated by the Federal Trade Commission or any applicable state business opportunity or franchise law.
     Section 2.34 Bulk Transfer Laws. There are no current or past creditors of Seller to whom any law, rule or regulation requires the delivery of notice, or from whom any form of consent (except consent to transfer the Commitments to be assumed by Purchaser pursuant to this Agreement) is, required in conjunction with undertaking the transactions contemplated by this Agreement.
     Section 2.35 Bulk Sale. No bulk sale/transfer statute or law applies to the transaction contemplated hereby and Purchaser will suffer no loss, cost or expense because of the non-compliance of the parties hereto with any bulk sale/transfer statute or law.
     Section 2.36 Disclosure. Except for any exceptions expressly stated in Schedule 2.36 which shall also act as a qualification to any representation to which it expressly relates, the representations and warranties made by Seller and/or Principal in this Agreement, the express representations and warranties, if any, made by Seller and/or Principal in the other Transaction Documents, and the statements contained in the Schedules to this Agreement are true and correct in all material respects, state all material facts related thereto and do not omit to state a material fact necessary to make any of such representations and warranties or statements herein or therein, in light of the circumstances in which they were made, not misleading.
     Section 2.37 Investment Representations.
               (a) The Shares to be received by Seller pursuant to this Agreement will be acquired for investment for Seller’s own account, not as a nominee or agent for any third party, and not with a view to the resale or distribution of any part thereof, and (except for a desire to achieve liquidity in the Shares at some undetermined time in the future) Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller and Principal (collectively, the “Seller Group”) have no need for liquidity related to Seller’s acquisition of the Shares.
               (b) The Seller Group, or a representative thereof, has received and read or reviewed, and is familiar with, this Agreement and the other agreements executed in connection with this Agreement and confirms that all documents, books and records pertaining to Seller’s investment in the Shares and requested by the Seller Group have been made available.
               (c) The Seller Group has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the offering of the Shares and about other information, documents and records relative to Purchaser’s business assets, financial condition, results of operations and liabilities.
               (d) Each member of the Seller Group is an experienced investor in securities and acknowledges that it can bear the complete economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares, and each also is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
               (e) The acquisition of the Shares by Seller is consistent with the general investment objectives of the Seller Group. The Seller Group understands that the acquisition of the Shares by Seller involves a high degree of risk.
               (f) Seller Group was not offered or sold the Shares, directly or indirectly, by means of any form of general solicitation or general advertisement, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or (ii) any seminar or other meeting whose attendees had been invited by general solicitation or general advertising.
               (g) The Seller Group understands that the Shares Seller is acquiring pursuant to this Agreement are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act and applicable state securities laws, except in certain limited circumstances. The Seller Group further understands that the Share certificates will bear a legend reflecting such limitations. In this connection, the Seller Group represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Seller Group agrees that in no event will Seller make any other transfer or disposition of any of the Shares unless and until, if requested by Purchaser, it shall have furnished to Purchaser (at the expense of the Seller Group or Seller’s transferee) an opinion of counsel or other evidence, reasonably satisfactory to Purchaser, to the effect that such transfer may be made without restrictions under the Securities Act. The Seller Group understands that Purchaser is under no obligation to register any of the securities sold hereunder.
               (h) The Seller Group further understands that some of the Shares shall be placed in escrow and released in accordance with the terms and conditions of the Escrow Agreement; provided, however, that during the term of the Escrow Agreement Seller shall be entitled to receive any dividends distributed in respect of such Shares while such Shares are being held by the Escrow Agent under the Escrow Agreement and during such time Seller shall be entitled to vote such Shares as applicable.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Section 3.1 Purchaser represents and warrants to Seller and Principal that the following are true and correct as of the Execution Date:
     Section 3.2 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite corporate power and authority to carry on the business in which it is engaged, to own or hold under lease its properties and assets, to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. Purchaser, or an assignee of Purchaser permitted under Section 7.5, is, or will be, duly qualified to do business as a foreign corporation in, and is, or will be, in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned by it, or the nature of the activities conducted by it, requires such qualification.
     Section 3.3 Authorization and Validity. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations under this Agreement and the other Transaction Documents. This Agreement has been, and the other Transaction Documents will be at the Closing, duly executed and delivered by Purchaser and will be duly authorized by all necessary action by Purchaser’s board of directors and creditors as of the Closing Date. This Agreement constitutes, and the other Transaction Documents at the Closing will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.
     Section 3.4 No Violation. Neither the execution, delivery or performance of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.
     Section 3.5 Consents. Except as expressly provided in this Agreement to the contrary, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other Person is or will be required to authorize, or is or will be required in connection with, the execution, delivery and performance of this Agreement or the Transaction Documents and the consummation of the transactions contemplated thereby on the part of Purchaser.
     Section 3.6 Finder’s Fee. Purchaser has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby.
     Section 3.7 Litigation. There are no lawsuits, proceedings, claims, legal actions or investigations instituted, or to the Knowledge of Purchaser threatened, against, related to, or affecting, or that would prevent the consummation of, the transactions contemplated hereunder and under the

Transaction Documents. To the Knowledge of Purchaser, no event has occurred or circumstance exists that is reasonably likely as of the Execution Date to give rise to, or serve as a basis for, the commencement of any such proceeding.
     Section 3.8 Cash America International’s Common Stock. The issuance of the Shares pursuant to this Agreement is not and will not be subject to any preemptive rights, rights of first refusal, subscription or similar rights that have not been properly waived. The Shares to be issued pursuant to this Agreement have been duly authorized, and when issued pursuant to the terms of this Agreement will be validly issued and outstanding, fully paid and non-assessable and free from any lien or encumbrance (including any pre-emptive rights) other than the restrictions described in Section 2.37(g) and such Shares will be approved for listing on the New York Stock Exchange, subject to official notice of issuance.
     Section 3.9 Issuance Valid. Subject to the truth and correctness of the representations and warranties contained in Section 2.37 and to the Seller Group’s compliance with the agreements contained therein, the issuance of the Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.
     Section 3.10 SEC Filings. Cash America International, Inc. has filed with the U.S. Securities and Exchange Commission (the “SEC”) all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) during the preceding twelve (12) months (all such reports collectively, the “SEC Filings”). To the Knowledge of Cash America International, Inc.’s Chief Executive Officer and Chief Financial Officer, (a) the SEC Filings do not contain any untrue statements of any material facts or omit to state any material facts necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the respective periods covered by the SEC Filings; (b) the financial statements and other financial information included in the SEC Filings fairly present in all material respects the financial condition, results of operations and cash flows of Cash America International, Inc. as of, and for, the respective periods presented in the SEC Filings; and (c) the SEC Filings comply in all material respects with the applicable requirements of the 1934 Act; provided, however, without limiting any other provision of this Agreement, as to Cash America International, Inc.’s Chief Executive Officer and Chief Financial Officer only, a “reasonable investigation” for purposes of Knowledge shall be deemed to have been made if such individuals have made a “due inquiry” to such key employees of Cash America International, Inc. as such individuals deem reasonably appropriate for purposes of making the SEC Filings.
     Section 3.11 Disclosure. The representations and warranties made by Purchaser in this Agreement, the express representations and warranties, if any, made by Purchaser in the other Transaction Documents are true and correct in all material respects, state all material facts related thereto and do not omit to state a material fact necessary to make any of such representations and warranties or statements herein or therein, in light of the circumstances in which they were made, not misleading.
ARTICLE IV
CLOSING
     Section 4.1 Closing. Subject to the terms of Section 4.6 below, the closing of the transactions contemplated under this Agreement (the “Closing”) shall take place at approximately 2:00 p.m. (Texas time) within seven (7) days after all of the conditions set forth in Sections 4.2 and 4.3 below have been satisfied or fulfilled or waived (the “Closing Date”). The Closing shall be conducted at the offices of Cash America, Inc. of Nevada, 1600 W. 7th Street, Fort Worth, Texas 76102, or such other time, date and place as the parties shall agree.
     Section 4.2 Seller’s Conditions. The obligation of Seller to consummate the transactions contemplated under this Agreement is subject to the satisfaction, prior to or at the Closing, of the following conditions (any of which may be waived by Seller, in whole or in part):
               (a) Representations and Warranties True. The representations and warranties of Purchaser contained in Article III hereof shall be true and correct in all material respects (provided that each of the representations and warranties in Section 3.2 and each of the representations and warranties of Purchaser that contains an express materiality qualification must be accurate in all respects) as of the date of this Agreement and at and as of the Closing Date as though then made.
               (b) Purchaser’s Performance.
                    (i) All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects; and
                    (ii) Purchaser must have delivered each of the documents required to be delivered by it, and made each of the payments required to be made by it, pursuant to Section 4.5 and each covenant or obligation of Purchaser in this Agreement that contains an express materiality qualification, must have been performed and complied with in all respects.
               (c) No Change in Legal Requirements. There shall not be in effect any federal, state, local, or foreign or other law, ordinance, regulation or statute or any injunction that prevents consummation of any of the transactions contemplated by this Agreement.
               (d) WARN Act Notice Periods. Any and all requisite notice periods under the Warn Act shall have expired.
               (e) Legal Proceedings. No action, suit, or proceeding against any party hereto or any of their respective affiliates shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) affect adversely the right of Purchaser to own the Assets or of Seller to sell the Assets.
               (f) Supplemental Disclosure Agreement. Seller being satisfied, in Seller’s reasonable discretion, with the form and substance of the Supplemental Disclosure Agreement.
               (g) Hart-Scott-Rodino Approval. Purchaser and Seller shall have received approval of the transaction contemplated hereby from the Department of Justice and/or the Federal Trade Commission either through the expiration or the early termination of the applicable waiting period under the federal Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”).

     Section 4.3 Purchaser’s Conditions. The obligation of Purchaser to consummate the transactions contemplated under this Agreement is subject to the satisfaction, prior to or at the Closing, of the following conditions (any of which may be waived by Purchaser, in whole or in part):
               (a) Representations, Warranties and Covenants True. The representations and warranties of Seller contained in Article II hereof shall be true and correct in all material respects (provided that each of the representations and warranties in Sections 2.2, 2.5, 2.6, 2.8, 2.12, 2.15, 2.27 and 2.37 and each of the representations and warranties that contains an express materiality qualification must be accurate in all respects) as of the date of this Agreement and at and as of the Closing Date as though then made (without giving effect to any supplement to the Schedules), and the covenants set forth in Sections 5.1 and 5.2 shall have been complied with in all material respects.
               (b) No Material Adverse Change. No Material Adverse Change shall have occurred.
               (c) Consents. Written consents or approvals shall have been obtained by Seller and Purchaser from each party whose consent is required to consummate the transactions contemplated by this Agreement, and must be in full force and effect, including, without limitation, the approval of this Agreement and the transactions contemplated hereby by the Board of Directors of Purchaser and the Managers of Seller.
               (d) Seller’s Performance.
                    (i) All of the covenants and obligations that Seller and Principal are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects; and
                    (ii) Seller and Principal must have delivered each of the documents required to be delivered by them pursuant to Section 4.4, and each covenant or obligation of each of Seller and Principal in this Agreement that contains an express materiality qualification, must have been performed and complied with in all respects.
               (e) WARN Act Notice Periods. Any and all requisite notice periods under the Warn Act shall have expired.
               (f) Legal Proceedings. No action, suit, or proceeding against any party hereto or any of their respective affiliates shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) affect adversely the right of Purchaser to own the Assets or of Seller to sell the Assets.
               (g) Due Diligence. Purchaser being satisfied, in Purchaser’s reasonable discretion, with the results of Purchaser’s and Purchaser’s representatives’ due diligence review of the Assets and Business, including, without limitation, the results of the following reviews, inspections and verifications:
                    (i) A physical and overall inspection of each store location included in the Assets;

                    (ii) Meetings with Seller’s senior management and Seller’s regional and store managers;
                    (iii) An analysis of the legality, confirmation and transferability of Customer Receivables, the Consumer Loans and the Consumer Loan Documents;
                    (iv) A review of all of Seller’s Leases and other Commitments;
                    (v) A review of all title, survey, environmental and engineering aspects of the Owned Real Estate;
                    (vi) A review of Seller’s employee files and a review of Seller’s employee contracts, if any;
                    (vii) A review of Seller’s marketing programs, collections procedures, insurance arrangements, Employee Plans and all Policies and Procedures;
                    (viii) A review of Seller’s accounting practices, books, records, and financial statements and all relevant backup documentation for each of the last five full years ending December 31, 2009, and unaudited financial statements and trial balances for Seller for all periods following December 31, 2009 (such financial information shall also include, without limitation, the Seller Financial Statements, and all Tax Returns and Filings filed by Seller during the 5 year period prior to the Execution Date);
                    (ix) A review and verification of Seller’s continued operations relative to past years’ performance and projections;
                    (x) Verification that all liens and claims are, or prior to the Closing Date will be, removed from the Assets;
                    (xi) A review and verification of all other instruments, documents and information, whether oral, written or electronic that relate in any way to Seller’s business or the Assets;
                    (xii) A review of Seller’s information systems, including all hardware and software;
                    (xiii) A review of all of Seller’s intellectual property rights and the transferability thereof, including all owned and licensed software, patents, trademarks and copyrights; and
                    (xiv) A review and verification of all other information, data, instruments, documents and information, whether oral, written or electronic that relate in any way to Seller, the Business or the Assets.
               (h) Third Party Approvals and Estoppels. Purchaser and Seller shall have received all such approvals necessary to consummate the transaction contemplated hereby, including, without limitation, (w) original copies of assignments of each Commitment (the “Contract Assignments”), with such Contract Assignments to be in form and substance reasonably satisfactory to Purchaser and Seller (or in the absence of any particular Contract Assignment, Seller and Purchaser shall have entered into a satisfactory arrangement pursuant to Section 4.12 below), (x) original copies of estoppel agreements (“Estoppels”), in form and substance reasonably satisfactory to Purchaser, from each of Seller’s landlords and other parties to material Commitments, (y) the written approval of the parties whose approval may be required under Purchaser’s various credit agreements and other material contracts, and (z) all permits and licenses from all State and local governing authorities that are necessary for Purchaser to commence operating the Business on the Closing Date.
               (i) Continued Employment. Purchaser shall have received confirmation, in form and substance satisfactory to Purchaser, that substantially all of Seller’s field level employees will become employees of Purchaser on the Closing Date, with the terms of such employment to be satisfactory to Purchaser.
               (j) Supplemental Disclosure Agreement. Purchaser being satisfied, in Purchaser’s sole and absolute discretion, with the form and substance of the Supplemental Disclosure Agreement.
               (k) Seller’s Debts. Purchaser being satisfied, in Purchaser’s sole and absolute discretion, that all Liabilities of Seller that (i) are secured by, create, or otherwise result in the filing, creation or perfection of any, liens, security interests or any other interest in the Assets, and (ii) are not Assumed Liabilities, will be paid in full on or before the Closing Date without any penalty or prepayment fees.
               (l) Hart-Scott-Rodino Approval. Purchaser and Seller shall have received approval of the transaction contemplated hereby from the Department of Justice and/or the Federal Trade Commission either through the expiration or the early termination of the applicable waiting period under the HSR Act.
               (m) Seller’s Minimum Asset Levels. On the Closing Date, the Assets are no less than $500,000 less than the minimum levels specified on Exhibit “G” attached hereto.
               (n) Deferred Maintenance. Seller shall have completed all of the deferred maintenance items described on Exhibit “H” attached hereto in a good and workmanlike manner, as reasonably determined by Purchaser and Seller with both parties acting reasonably and in good faith.
               (o) Additional Seller’s Financial Statements. Purchaser being delivered and being satisfied, in Purchaser’s sole and absolute discretion, with Seller’s trial balances, unaudited balance sheet and unaudited statements of income, retained earnings and cash flows for the period commencing January 1, 2010 through the most recent calendar month ended more than twenty (20) calendar days prior to the Closing Date.
     Section 4.4 Seller’s Closing Deliveries. At the Closing, Seller shall deliver, or cause to be delivered to Purchaser all of the following documents in form and substance satisfactory to Purchaser:
               (a) A certificate from Seller’s secretary certifying as to the names and true signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder by Seller;
               (b) Copies of (i) the resolutions duly adopted by the members and by unanimous vote of the managers of Seller authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents by Seller, and authorizing the consummation of all of the other transactions hereunder and thereunder by Seller, and (ii) the certificate of formation and limited liability company agreement of Seller, each of the foregoing resolutions and documents certified as true, complete and accurate as of the Closing Date by the secretary of Seller.

               (c) A certificate dated as of the Closing Date executed by Principal and an officer of Seller, each certifying that the conditions specified in Section 4.2 that are not otherwise waived in writing by Seller and Principal have been fully satisfied or waived by Seller and Principal and that the representations and warranties made by Seller and Principal in this Agreement are true and correct as of the Closing Date;
               (d) An original copy of the Bill of Sale, in the form of Exhibit “A” attached hereto and incorporated herein by this reference, signed by Seller (the “Bill of Sale”);
               (e) An original copy of the Assignment and Assumption Agreement in the form of Exhibit “B” attached hereto and incorporated herein by this reference signed by Seller (the “Global Assignment”);
               (f) An original copy of the Non-Competition Agreement in the form of Exhibit “C” attached hereto and incorporated herein by this reference, signed by Seller and Principal (the “Non-Competition Agreement”);
               (g) An original copy of the Escrow Agreement in substantially the form of Exhibit “D” attached hereto and incorporated herein by this reference signed by Bank of Texas, N.A. or another escrow agent mutually acceptable to Purchaser and Seller (“Escrow Agent”), Seller and Principal (“Escrow Agreement”);
               (h) An original copy of the Software and System License Agreement in form and substance reasonably satisfactory to Purchaser and Seller granting Purchaser a royalty free, non-exclusive license to use the proprietary software of Seller known as Key Indicators for a period commencing on the Closing Date and ending on the first anniversary thereof (the “Software License Agreement”);
               (i) [Reserved]
               (j) The Contract Assignments and Estoppels;
               (k) Original Certificates of Title transferring any vehicles included as part of the Assets to Purchaser signed by Seller;
               (l) An original copy of any assignments of all trademarks, patents, domain names, URLs, assumed names and other intellectual property included in the Assets signed by Seller (the “Intellectual Property Assignments”);
               (m) Original copies of a Human Resources Agreement (“Human Resources Agreement”), in form and substance reasonably satisfactory to Purchaser and Seller, signed by Seller and Principal;
               (n) An original copy of the Supplemental Disclosure Agreement signed by Seller and Principal;
               (o) Original copies of all telephone transfer documents transferring Seller’s telephone numbers included in the Assets to Purchaser and signed by Seller (the “Telephone Transfer Agreements”);

               (p) Pay-off letters from all of Seller’s creditors who will be paid at Closing out of the Cash Consideration, together with appropriate written releases from such creditors;
               (q) An original closing statement evidencing the Purchase Consideration and the final amount payable by Purchaser to Seller hereunder, as the same may be adjusted by any applicable credits, deductions or pro-rations to be made between the parties as of the Closing Date, if any (the “Closing Statement”);
               (r) Subject to the terms of Section 4.16 below, an original Preliminary Purchase Consideration Allocation Agreement (“Preliminary Allocation Agreement”) that allocates, on a preliminary basis, the Purchase Consideration (together with any other consideration, if any, that may be given by Purchaser to Seller in connection with the transaction contemplated hereby to the extent any other such consideration, if any, is required hereunder or under any other Transaction Document) to the various Assets prepared by Seller and Purchaser, with both parties acting reasonably and in good faith; provided, however, the amount allocated to the Non-Competition Agreement shall equal the non-competition consideration set forth therein; and
               (s) Such other documents relating to the transactions contemplated by this Agreement as Purchaser may reasonably request
         Section 4.5 Purchaser’s Closing Deliveries. At the Closing, Purchaser shall deliver, or cause to be delivered to Seller all of the following documents in form and substance satisfactory to Seller:
               (a) A certificate of the secretary of Purchaser, certifying as to the names and true signatures of the officers of Purchaser authorized to sign this Agreement and the other Transaction Documents to be delivered by Purchaser hereunder;
               (b) Copies of (i) the resolutions duly adopted by Purchaser’s board of directors authorizing the execution, delivery and performance by Purchaser of this Agreement and each of the other Transaction Documents, and the consummation of all of the other transactions hereunder and thereunder, and (ii) the articles of incorporation and bylaws, each of the foregoing resolutions and documents certified as true, complete and accurate as of the Closing Date by the secretary of Purchaser;
               (c) A certificate dated as of the Closing Date from an officer of Purchaser certifying that the conditions specified in Section 4.3 that are not otherwise waived in writing by Purchaser have been fully satisfied or waived by Purchaser and that the representations and warranties made by Purchaser in Article III above are true and correct as of the Closing Date;
               (d) The Cash Consideration, as the same may be adjusted in accordance with this Agreement and as evidenced by the Closing Statement;
               (e) The non-competition consideration described in the Non-Competition Agreement, to be delivered to Seller (and disbursed by Seller) in accordance with the terms of the Non-Competition Agreement;
               (f) The Escrow Funds delivered to the Escrow Agent pursuant to Section 1.21(b) with any excess Shares delivered to Purchaser;
               (g) Original copies of the Bill of Sale, Global Assignment, Non-Competition Agreement, Escrow Agreement, Software License Agreement, each Controlled Lease, Contract Assignments, Intellectual Property Assignments, Human Resources Agreement, Supplemental

Disclosure Agreement, Telephone Transfer Agreements, Closing Statement and, subject to the terms of Section 4.16 below, the Preliminary Allocation Agreement, each executed by Purchaser; and
               (h) Such other documents relating to the transactions contemplated by this Agreement as Seller may reasonably request.
     Section 4.6 Termination by Parties. By notice given prior to or at the Closing, this Agreement may be terminated as follows:
               (a) By mutual agreement of Purchaser and Seller;
               (b) By Purchaser if a material breach of any provision of this Agreement has been committed by Seller or Principal and such breach has not been cured to Purchaser’s satisfaction or otherwise waived by Purchaser within ten (10) days of notice by Purchaser to Seller or Principal, as applicable, of the existence of such material breach;
               (c) By Seller if a material breach of any provision of this Agreement has been committed by Purchaser and such breach has not been cured to Seller’s satisfaction or otherwise waived by Seller within ten (10) days of notice by Seller or Principal to Purchaser of the existence of such material breach;
               (d) By any party hereto if the Closing has not occurred on or before the ninetieth (90th) day after the Execution Date, unless a later date for Closing is mutually agreed to in writing by the parties hereto; provided, however, a party hereto may not terminate this Agreement pursuant to this Section 4.6(d) if the Closing has not occurred within the time contemplated by this Section 4.6(d) as a result of a breach of this Agreement by the party attempting to terminate this Agreement;
               (e) By Purchaser by delivering written termination notice to Seller at any time after September 30, 2010, but prior to the Closing Date if any condition set forth in Section 4.3 above is not at the time of such termination satisfied in the manner described in Section 4.3 (however, if the fulfillment of any such unsatisfied condition was reasonably within the control of Purchaser, such a termination will only be effective if prior to such termination Purchaser used commercially reasonable and good faith efforts to attempt to fulfill such unsatisfied condition); or
               (f) By Seller by delivering written termination notice to Purchaser at any time after September 30, 2010, but prior to the Closing Date if any condition set forth in Section 4.2 above is not at the time of such termination satisfied in the manner described in Section 4.2 (however, if the fulfillment of any such unsatisfied condition was reasonably within the control of Seller or Principal, such a termination will only be effective if prior to such termination Seller and Principal used commercially reasonable and good faith efforts to attempt to fulfill such unsatisfied condition).
               (g) By Seller by delivering written termination notice to Purchaser promptly after receipt of written notice from Purchaser (which shall be delivered promptly after completion of the Inspection) that Purchaser’s inspection of Seller’s merchandise inventory pursuant to Section 4.17.1 results in a reduction in the Purchase Consideration of more than $1,500,000.00 (determined independently of any other reductions in Purchase Consideration expressly permitted in this Agreement); provided, however, such termination will not be effective if Purchaser agrees that the reduction in the Purchase Consideration related exclusively to Seller’s merchandise inventory shall be

$1,500,000.00 or less as evidenced by written notice delivered to Seller within one (1) day after Purchaser has received Seller’s termination notice.
     Section 4.7 Effect of Termination. If this Agreement is terminated pursuant to Section 4.6, all further obligations of the parties under this Agreement will terminate and, except as expressly provided below, such termination shall be the sole remedy of the parties and none of the parties shall have any further liability hereunder and all further obligations of the parties under this Agreement will terminate, except that the obligations of each party contained in Sections 2.16, 3.6, 4.7, 5.15, 5.16, 7.1, 7.2, and 7.3 and in Article VIII hereof will survive such termination; provided, however, that if this Agreement is terminated by a party hereto because of the breach of this Agreement by another party hereto and if such breach is (a) a breach of any representation or warranty made by the breaching party if such breaching party had Knowledge of the breach on the date on which such representation or warranty was made and such breach relates to a fact or circumstance that has a Material Adverse Effect, or (b) attributable to the fraud, bad faith or willful misconduct of the breaching party, then the terminating party may pursue all damages, rights and remedies available to such party hereunder or at law or in equity as a result of such breach. Without limiting the foregoing, in the event this Agreement is terminated by Purchaser or Seller for any reason other than as expressly set forth in Section 4.6 above (a “Wrongful Termination”) the terminating party will pay the non-terminating party a break-up fee equal to $2,500,000.00 (the “Break-Up Fee”). In addition, in the event (a) Seller causes a Wrongful Termination and (b) Seller executes a definitive agreement for the sale of substantially all of its assets within twelve (12) months after a Wrongful Termination by Seller then the Break-Up Fee payable by Seller shall be increased by an additional $7,500,000.00. The Break-Up Fee shall be paid by the terminating party within five days after written demand from the non-terminating party. For purposes of the immediately preceding sentence, the failure of either party to consummate the transactions contemplated under this Agreement as required at Closing following the satisfaction or waiver of such party’s conditions to Close (Section 4.2 for Seller and Section 4.3 for Purchaser) shall be deemed a Wrongful Termination.
     Section 4.8 Possession. Possession of the Assets will be delivered from Seller to Purchaser on the Closing Date and title to all such Assets shall become vested in Purchaser on the Closing Date. Following the Closing Date, both parties agree to cooperate with each other so that there is an orderly transfer of the business operations of the Business from Seller to Purchaser.
     Section 4.9 Tax Escrow. The parties acknowledge Purchaser’s obligation to withhold a portion of the Purchase Consideration pursuant to the purchase price holdback requirements of the laws of each State in which the Business is conducted does business (collectively, the “State Codes”). The Escrow Funds being held pursuant to the Escrow Agreement shall serve as Purchaser’s Purchase Consideration holdback for purposes of satisfying the State Codes (collectively, the “Tax Holdback Provisions”). After Purchaser (i) receives from Seller a copy of a letter, certificate or any other reasonable documentation issued by each applicable State Department of Revenue, State Tax Commissioner or such other applicable governing body (each a “Commissioner”) that is sufficient to evidence that (a) Seller has paid all taxes described in the applicable State Codes which accrued in connection with the Business through the Closing Date, and (b) Purchaser shall have no successor liability for such taxes and will not be held personally liable for such taxes (each a “No Tax Due Letter”), then Purchaser shall no longer be entitled to cause the Escrow Agent to release any portion of the Escrow Funds for purposes of complying with the applicable State’s Tax Holdback Provisions. If, however, any Commissioner pursues a claim against Purchaser for unpaid taxes of Seller, the parties agree that Purchaser may cause the Escrow Agent to disburse directly to such Commissioner such portion of the Escrow Funds, in the manner contemplated in the Escrow Agreement, as may be necessary to satisfy such claim. Seller’s sole recourse for the amount so paid to any Commissioner by Purchaser or the Escrow Agent shall be against the applicable State and the applicable Commissioner and not against Purchaser or Escrow Agent. Immediately following the Closing Date, Seller will diligently, continuously and in good faith pursue the receipt of a No Tax Due Letter from each Commissioner.
     Section 4.10 Human Resources.
               (a) Subject to Seller’s express written permission and to Seller’s reasonable directions as to timing and other matters, Purchaser may discuss job opportunities with Seller’s Employees prior to the Closing Date. Seller will fully cooperate in good faith with Purchaser in all aspects of Purchaser’s evaluation, interviewing and other analyses of Seller’s Employees for potential employment by Purchaser.
               (b) Seller will terminate the employment of all Seller’s Employees who have accepted Purchaser’s offer of employment and have satisfied all of Purchaser’s conditions to employment (including, but not limited to, passing a criminal background check and drug testing) prior to the Closing Date (such persons are referred to herein as the “Accepting Seller’s Employees”), with such termination to be effective as of 11:59 p.m. (Seattle, Washington time) on the Closing Date (the “Effective Termination Time”). The employment of each Accepting Seller’s Employee shall be deemed to begin at 12:01 a.m. (Seattle, Washington time) on the day immediately following the Closing Date (the “Effective Hire Time”). Seller shall be responsible for and pay all obligations, costs, expenses, accrued but unpaid vacation and liabilities as employer with regard to its employees (including without limitation, the Seller’s Employees and Accepting Seller’s Employees) that occur during or relate to periods on or prior to the Effective Termination Time (and that occur on or after the Effective Termination Time for Seller’s Employees who do not become Accepting Seller’s Employees), and that relate to Seller’s employment or termination of employment of such persons. Purchaser shall be responsible for and pay all obligations, costs, expenses, and liabilities as employer with regard to its own employees (including, without limitation, all Accepting Seller’s Employees who become employees of Purchaser at the Effective Hire Time) that occur during or relate to periods on or after the Effective Hire Time and that relate to Purchaser’s employment or termination of such persons.
               (c) Prior to the Closing Date and for a period of no less than three months following the Closing Date, Seller and Purchaser will act in good faith and with diligence to attempt to accomplish an orderly transition for all employees of Seller who become Seller’s Accepting Employees.
               (d) The terms regarding the orderly transition of Accepting Seller’s Employees and the obligations with respect to employee benefits is set forth in the Human Resources Agreement between Seller and Purchaser, which the parties hereto shall deliver to each other in final, executed form on or before the Closing Date, and which agreement is incorporated into this Agreement by this reference.
     Section 4.11 Permits. The parties agree that at the Closing, the conveyance of the Permits (excluding any sales/use tax related permits which are not a part of the Assets and which are not to be conveyed from Seller to Purchaser at the Closing) from Seller to Purchaser shall be limited to only such interest in the Permits as Seller has the right to convey to Purchaser in accordance with all Applicable Laws and Purchaser and Seller agree and understand that any operation of the Assets by Purchaser after the Closing may be conditioned on Purchaser obtaining certain permits and licenses in its own name, including re-issued versions of the Permits, to the extent required by Applicable Law.
     Section 4.12 Nonassignability of Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, sublease, transfer, convey or deliver any Asset or any claim or right or any benefit arising under or resulting from such Asset if such sale, assignment, sublease, transfer, conveyance or delivery is prohibited by any Applicable Law or would require the consent or approval of any governmental authority or other Person and such consent or approval is not obtained prior to Closing. In the event that the Closing proceeds without the sale, assignment, sublease, transfer, conveyance or delivery of any such Asset and such Asset does not become an Excluded Asset by mutual agreement of the parties, then following the Closing, the parties shall use their commercially reasonable efforts, and cooperate with each other, to obtain promptly the applicable consents or approvals; provided, however, that no party shall be required to pay any consideration therefor other than filing, recordation or similar fees which shall be paid by the party who is required by any legal requirements or course of dealing to do so. Pending receipt of such consent or approval, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of such Asset. Once consent or approval for the sale, assignment, sublease, transfer, conveyance or delivery of any such Asset not sold, assigned, subleased, transferred, conveyed or delivered at the Closing is obtained, Seller shall sell, assign, transfer, convey and deliver such Asset to Purchaser at no additional cost to Purchaser. To the extent that any such Asset cannot be transferred or the full benefits of use of any such Asset cannot be provided to Purchaser following the Closing pursuant to this Section 4.12, Purchaser and Seller shall enter into any mutually agreeable commercially reasonable arrangements (including, without limitation, appropriate management or consulting agreements or subleasing, sublicensing or subcontracting arrangements) necessary to provide to Purchaser the economic (taking into account tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such consent or approval and the performance by Purchaser of the obligations thereunder; provided, however, Seller and Purchaser must use good faith and commercially reasonable efforts to obtain any consents or approvals necessary in order for any of such Assets to be effectively assigned to Purchaser and such efforts shall continue until such consents or approvals are obtained or until it is determined by either Seller or Purchaser that such consents or approvals cannot be reasonably obtained, whichever comes first; provided further, however, that neither Seller nor Purchaser shall be required to expend funds to obtain any such consent. Seller shall hold in trust for and pay to Purchaser promptly upon receipt thereof, all income, proceeds and other monies received by Seller in connection with its use of any Asset (net of any taxes and any other costs imposed upon Seller) that are intended to be transferred hereunder but which transfer is prohibited or delayed beyond the Closing Date.
     Section 4.13 Prepaid Amounts; Income and Expense Prorations. At the Closing, appropriate adjustments will be made to the Cash Consideration to equitably prorate all Prepaid Expenses and all Accrued Liabilities to the extent the same have been paid or are payable and to the extent the same are assumed by Purchaser as part of the Assumed Liabilities, all so that Purchaser pays for all amounts attributable to the period of time on and after the Closing Date and Seller pays for all amounts attributable to the period of time prior to the Closing Date. Notwithstanding the foregoing, prepaid amounts relating to items not to be assumed by Purchaser at the Closing Date will not be Prepaid Expenses and will not be prorated between the parties; examples of such non-prorated expenses include, without limitation, amounts for prepaid permits and licenses and amounts for prepaid premiums for Seller’s insurance policies. Also, Prepaid Expenses shall not include amounts expended for advertising. All security and other deposits made by Seller in connection with any of the Assumed Liabilities shall be deemed Assets. The parties also agree that all income earned or accrued before the Closing Date shall be credited or received by Seller, and all income earned or accrued on or after the Closing Date shall be credited and received by Purchaser; and all expenses and liabilities accrued or becoming due before the Closing Date shall be paid by Seller, and all expenses and liabilities accrued and becoming due on or after the Closing Date shall be paid by Purchaser. Without limiting the foregoing, all ongoing expenses of the Business [for example, real property rentals, real estate taxes and common area maintenance charges payable under real estate leases, utility and security charges, wages, compensation and benefits of Seller’s Employees and payments to or from landlords, licensors, licensees, vendors, suppliers, service providers and other contractors of Seller] expressly assumed by Purchaser at the Closing, if any, will be equitably prorated between Seller and Purchaser as of the Closing Date. To the extent any adjustment under this Section cannot be reasonably and finally determined at Closing, the parties hereto agree to reconcile all such income and expenses and make all adjustments and settlements between them as may be appropriate or required under this Section as soon as reasonably practicable after the Closing Date (with each party hereto acting diligently and in good faith in connection with such post-Closing reconciliation, adjustment and settlement process). Prior to the Closing Date, Purchaser and Seller shall diligently cooperate in good faith with each other in an attempt to identify with particularity as many of the Prepaid Expenses and Accrued Liabilities as is reasonably possible (this process may, in Purchaser’s discretion, include, without limitation, a complete inspection at Seller’s home office by Purchaser’s accounting representatives of Seller’s books and records).
     Section 4.14 Cash, Checks and Collections. The Cash Consideration shall be increased to reflect any of Seller’s cash on hand that Purchaser elects, in Purchaser’s sole discretion, to buy from Seller at the Closing.
     Section 4.15 Reimbursements and Holdback For Existing Customer Service Programs. Purchaser will deduct from the Cash Consideration an amount equal to the amount deposited under all layaway contracts that are active in the Business as of the Closing Date. Additionally, Seller will reimburse Purchaser for (i) any inventory included in the minimum asset value calculation under Section 4.17.1 that becomes subject to a police or bankruptcy hold after the date of the applicable Inspection to the extent the value of such inventory would have caused a reduction in the Cash Consideration under Section 4.17.1(b) had such police or bankruptcy hold been in effect on the date of the Inspection and (ii) all store credits, gift cards, refunds, exchanges, merchandise warranty obligations and other similar obligations under the Customer Service Programs to the extent that (a) the same were made available to the customers of the Business on or before the Closing Date, and (b) Purchaser honors the same after the Closing Date (each a “Customer Service Reimbursable”). Purchaser, acting reasonably and in good faith, will summarize all Customer Service Reimbursables and provide supporting documentation to Seller of their recognition by Purchaser. Seller will make such reimbursements to Purchaser within 10 days after Purchaser sends written notice to Seller (together with reasonable supporting documentation) indicating the amount to be reimbursed to Purchaser by Seller pursuant to this Section. Purchaser may request any such reimbursement periodically after the Closing Date, but no such request will be made more often than monthly and no such request may be made following the first anniversary of the Closing Date. The Escrow Agreement will secure, among other things, Seller’s obligation to reimburse Purchaser for the amounts described in this Section.
     Section 4.16 Final Allocation Agreement. The parties hereto hereby agree to prepare and execute a Final Purchase Consideration Allocation Agreement (“Final Allocation Agreement”), in form and substance reasonably satisfactory to Purchaser and Seller, within 90 days following the Closing Date, with such Final Allocation Agreement to amend and restate the Preliminary Allocation Agreement by taking into account all data that may not have been in sufficiently final form as of the Closing Date, as well as taking into account all post-closing adjustments, settlements and reconciliations made between the parties (including, without limitation, any adjustments, settlements or reconciliations made pursuant to Sections 4.13 and 4.14 above, and 4.17.1 below). The parties will cooperate with each other diligently and in good faith after the Closing Date in order to mutually agree upon the terms of the Final Allocation Agreement.

     Section 4.17 Pre-Closing Inspections.
          4.17.1 Inspection. Prior to the Closing, Purchaser will conduct a thorough examination, audit and inventory of Seller’s merchandise inventory (whether owned by Seller or subject to the terms of layaway contracts or statutory hold periods), pawn loans, pawn tickets and the pledged goods covered thereby, buy-sell and repurchase agreements and the merchandise covered thereby, layaway merchandise and all records and documents relating thereto (the “Inspection”). In the course of such Inspection, Purchaser shall reasonably determine the aggregate purchase amount of the buy-sell and repurchase agreements and the aggregate loan amount of the pawn loans (based on the principal or purchase amount indicated in the transaction documents), the aggregate value of the merchandise inventory of the Business, and the aggregate loan amount of all other consumer loans. For purposes of this Section, the “value” of an item of merchandise inventory shall be the lower of (1) its “cost” or (2) its “loan value,” except in the case of loose tools, which shall be valued at their loan value. “Cost” shall mean the original loan amount with respect to such item. “Loan value” shall mean that amount, reasonably determined by Purchaser in the same commercially reasonable manner utilized in Purchaser’s prior pawnshop acquisitions, that Purchaser would lend to a customer presenting such item for a pawn loan at a pawnshop similarly situated to shop location of Seller (each a “Shop”) at which the item is located. Unless Seller and Purchaser otherwise agree to the contrary with respect to any specific delinquent PFI (with both parties acting reasonably and in good faith), Delinquent PFI’s in existence on the Closing Date will not be included in the aggregate pawn loan balance or the buy-sell or repurchase agreement valuation, and such Delinquent PFI’s will be considered inventory. Inventory and pawn loans subject to police and/or bankruptcy holds will not be included in the calculation of the required minimum asset balances described below. Deposits received from customers subject to valid layaway contracts on the Inspection date shall be included, as a reduction to inventory, in the calculation of the required minimum asset balances described below. As used herein, “Delinquent PFI” means any pawn loan that as of the Closing Date is eligible to be pulled for inventory. For purposes of this Agreement, a pawn loan shall be deemed eligible to be pulled for inventory if the PFI Date (as defined below) exists on or before the third (3rd) day prior to the Inspection date and is not cured by the borrower so as to make the pawn loan ineligible to be pulled for inventory as of such Inspection date. As used herein, the term “PFI Date” means (i) the date a pawn loan is first eligible to be pulled for inventory pursuant to applicable state law, or (ii) the date a pawn loan is first eligible to be pulled for inventory pursuant to the standard terms of Seller’s preprinted pawn tickets in effect during the time in question, so long as such preprinted pawn ticket complies with the law and is a date later than the date set forth in subsection (i) of this sentence. Purchaser shall provide Seller with the results of Inspection on a Shop by Shop basis promptly upon completion. If Purchaser’s Inspection reveals earning asset levels different from the minimum earning asset levels set forth in Exhibit “G” attached hereto and, notwithstanding such difference, Purchaser and Seller close the transaction contemplated hereby, the parties hereby agree to make the following adjustments to the Cash Consideration:
               (a) For each $1.00 that the aggregate purchase amount and loan amount of the buy-sell and repurchase agreements and pawn loans is less than $20,500,000, the total Cash Consideration shall be adjusted downward by $3.00;
               (b) For each $1.00 that the aggregate value of the merchandise inventory of all Shops combined is less than $5,500,000, the total Cash Consideration shall be adjusted downward by $1.70;
               (c) For each $1.00 that the aggregate purchase amount and loan amount of the buy-sell and repurchase agreements and pawn loans is more than $20,500,000, the Purchase Consideration shall be adjusted upward by $1.00 (to be reflected as an increase in the Cash Consideration); and

               (d) For each $1.00 that the aggregate value of the merchandise inventory of all Shops combined is more than $6,000,000, the total Cash Consideration shall be adjusted upward by $1.00.
If the date of Inspection is earlier than the date of Closing, any adjustment in Cash Consideration under (a) through (d) shall be changed to give effect on a dollar-for-dollar basis to the difference as between the amounts calculated as of the date of Inspection and the amounts on the books of Seller as of the date of Closing; provided that if circumstances within the reasonable control of Seller delay Closing past September 30, 2010, then any adjustment shall only be given effect as of such date, and September 30, 2010 shall be deemed to be the Closing Date for such purpose. As an example, if Seller’s books reflect that the aggregate value of the merchandise inventory of all Shops combined as of the date of Inspection is $6,500,000 but Purchaser declares that the correct figure is $6,300,000, and the value of the merchandise inventory of all Shops combined as of Closing is on the books of Seller at $6,600,000, then the $200,000 difference as between $6,500,000 and $6,300,000 shall “carry forward” and result in an upward adjustment in Cash Consideration of only $400,000, rather than $600,000.
For purposes of clarification, “merchandise inventory” as used above shall also include merchandise for sale, buys that are in hold (typically for a rolling thirty day period) before they are moved into inventory, and aggregate purchase price of layaway items minus deposits.
          4.17.2 Transfer Date. The parties agree that it may take more than one day for Purchaser to complete the Inspection described above. The date Purchaser commences the Inspection contemplated above shall be deemed the “Transfer Date.” In this regard and in recognition that Seller has been operating the Business and that Seller and/or Purchaser, as the case may be, intends to continue operating it without interruption, the following additional agreements are made:
               (a) Both parties agree to cooperate with each other to ensure that the Business is operated in the ordinary course of business during the period from the Transfer Date to the Closing, and each party agrees to afford the other an adequate opportunity to oversee the operation of the Business during such period in order to protect its interests.
               (b) For all periods between the Transfer Date and the actual day of Closing, both parties agree to cooperate with each other so that there is an orderly transfer of the business operations of the Business, collection of all applicable income of each party and the payment of all applicable expenses attributable to each party in accordance with this Agreement.
               (c) If the Transfer Date occurs, but the Closing Date does not actually occur, Purchaser will reasonably cooperate with Seller to promptly remove all evidence from the Shops that all or any portion of the Inspection took place at each applicable Shop and Purchaser will reasonably cooperate with Seller to prevent any unreasonable interference to the Business by Purchaser’s Inspection teams as such Inspection teams are withdrawn from the Business.
     Section 4.18 Survival. The terms of each and every Section of this Article IV shall survive any termination of this Agreement and shall survive the Closing in the manner described herein, as applicable.

ARTICLE V
OTHER COVENANTS
     Section 5.1 Seller’s Negative Covenants. Seller and Principal covenant and agree that, after the Execution Date and until the earlier to occur of (a) the termination of this Agreement, or (b) the Closing Date, they will not, and will cause their respective members, managers, shareholders, directors and officers and the Key Persons to not, solicit, enter into, or entertain any discussions or negotiations with respect to a Competing Transaction, enter into any binding agreement with respect to any Competing Transaction, consummate any Competing Transaction, or agree in writing or otherwise to do any of the foregoing. Seller shall, within 24 hours of obtaining Knowledge of same, furnish Purchaser with copies, or if not in writing, a written summary, of any inquiries or proposals with respect to a Competing Transaction. For purposes of Section 5.1, “Competing Transaction” means any proposal or offer from any Person (other than Purchaser) relating to any purchase or other acquisition of all or any material portion of the assets of, or any possible disposition or issuance of any equity interests in, Seller (or any rights or securities exercisable for, or convertible into, such equity interests), or any merger or other business combination with Seller.
     Section 5.2 Conduct of Business. After the Execution Date and until the earlier to occur of (a) the termination of this Agreement, or (b) the Closing Date, Seller shall, unless Seller receives Purchaser’s prior written consent (which consent, except as expressly provided below, shall not be unreasonably withheld or delayed):
               (a) Use commercially reasonable and diligent efforts to continue to conduct its business in the ordinary course, consistent with Seller’s past practices;
               (b) Not declare, pay or make any dividends or distributions on its capital stock;
               (c) Not enter into any agreement (oral or written) with its directors, managers, officers or salaried employees except as may be necessary to help consummate the transaction contemplated hereunder; provided, however, that Seller shall obtain Purchaser’s prior written consent prior to entering into any such agreement, which consent shall not be unreasonably withheld or delayed; and provided further, however, that Purchaser’s written consent shall not be required for any such agreement that is made in the ordinary course of Seller’s business consistent with past practices;
               (d) Not increase the compensation of its directors, officers, managers or employees (except that Seller may pay cash equivalent in lieu of option rights);
               (e) Not make capital expenditures (or enter into commitments to make capital expenditures) in excess of $5,000 (either individually or in the aggregate) unless fully paid for prior to Closing;
               (f) Not enter (without Purchaser’s prior written consent, such consent not to be unreasonably withheld or delayed) into any contract which would be (or have been) deemed a Commitment (except Consumer Loan Documents in the ordinary course) had the same been entered into prior to the Execution Date; or
               (g) Not issue any capital stock or grant options to purchase its capital stock except as set forth on Schedule 5.2 (g).

     Section 5.3 Assistance With Due Diligence. From and after the date of this Agreement and until the Closing Date (or the termination of this Agreement), Seller and Principal shall, and shall cause the Key Persons to, (i) use their reasonable best efforts to assist Purchaser and Purchaser’s representatives in Purchaser’s due diligence review of Seller, the Assets and the Business, (ii) ensure Purchaser and Purchaser’s representatives have full and complete access to all of Seller’s properties, books, contracts, commitments, personnel and records related to the Assets and any other information Purchaser, in Purchaser’s sole discretion, deems necessary to complete such due diligence review, and (iii) furnish promptly to Purchaser all information concerning Seller’s business, properties and personnel as may be requested by Purchaser and/or Purchaser’s representatives. Seller shall provide Purchaser with copies of all documents that pertain to the disclosures set forth in the Schedules and any Supplemental Disclosure Agreement and, upon Purchaser’s request, shall provide Purchaser with copies of all other requested documents that pertain to this transaction. All information as may be furnished by or on behalf of Seller to Purchaser or Purchaser’s representatives pursuant to this Section 5.3 shall be and remain confidential. Purchaser will conduct any and all investigations and inspections of the Assets in a professional and reasonable manner during the regular business hours of Seller and such investigations and inspections by Purchaser will be subject to Seller’s reasonable direction designed to prevent any material disruption to the Business prior to the Closing Date.
     Section 5.4 Notification of Certain Matters. Each of Seller and Purchaser shall promptly advise the other party orally and in writing of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality being or becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified being or becoming untrue or inaccurate in any material respect, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Should any fact or condition require any change to the Schedules after the Execution Date Seller shall promptly deliver to Purchaser a written supplement to the Schedules specifying such change. The parties contemplate that between the Execution Date and the Closing Date a party may need to modify certain Schedules attached to this Agreement, and the parties agree that notwithstanding any other provision of this Agreement, any such modification to the Schedules by any party shall not constitute a breach by such party under this Agreement. In this regard, the parties agree to execute at the Closing, a Supplemental Disclosure Agreement (“Supplemental Disclosure Agreement”) in form and substance reasonably satisfactory to Seller and Purchaser that sets forth the final agreed upon version of each of the Schedules to this Agreement, as such Schedules may change between the Execution Date and the Closing Date in any manner permitted under this Agreement, provided, however, that the parties agree to act diligently, reasonably and in good faith to agree on the terms of the Supplemental Disclosure Agreement; and provided further, however, that the form and substance of Schedules 1.0(c), 1.0(d), 1.3, 2.6(a), and 2.8 attached hereto are hereby deemed to be final and Seller shall have no right to request or require any changes to the form and substance of Schedules 1.0(c), 1.0(d), 1.3, 2.6(a) and 2.8 attached hereto unless Purchaser, in Purchaser’s sole and absolute discretion, agrees to consider, or consents to, such change or unless Purchaser requests any such change and Purchaser and Seller subsequently agree upon such change in the manner described above; and provided further, however, that the form and substance of Schedule 1.0(c) attached hereto may be changed to add additional Assets to such Schedule that Seller actually acquires between the Execution Date and the Closing Date and subtract any Assets that Seller disposes of between the Execution Date and the Closing Date (however, unless Purchaser consents to the same in writing, any addition or subtraction of Assets from the Business must be done in the ordinary course of Seller’s business (except for subtractions of Assets due to Force Majeure), must be consistent with Seller’s past practices (except for subtractions of Assets due to Force Majeure) and may not have a Material Adverse Effect).

     Section 5.5 Further Instruments of Transfer. Following the Closing, at the request of either party hereto, the other party hereto shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to vest in Purchaser good and marketable title to the Assets, with any such instrument or action to be reasonably satisfactory to both parties hereto.
     Section 5.6 Transaction Costs and Taxes. Whether or not the transactions contemplated hereby are consummated, each party will pay its own transaction costs and expenses related to the transactions contemplated by this Agreement (including, without limitation, out-of-pocket due diligence and travel expenses, copy, fax, delivery, filing and recording fees and costs (except as expressly provided in this Section and in Section 5.11 below, and the fees and expenses of any attorneys, accountants, consultants, lenders, investment bankers or other advisors such party may engage to assist it with the transaction). Each party shall pay in a timely manner all of their respective taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement; provided, further, Purchaser shall pay to Seller and Seller shall within three (3) business days remit to the appropriate taxing authority any and all sales taxes associated with or resulting from the transactions contemplated by this Agreement to the extent applicable to personal property included as part of the Assets.
     Section 5.7 Name Change. Immediately following the Closing, Seller shall amend its articles of incorporation and take all other actions necessary to change its name from “Maxit Financial, LLC” to another name not similar in any fashion or manner to such name and Seller will coordinate such change so that simultaneously Purchaser may obtain the rights to such name in whatever form or fashion Purchaser deems advisable. The provisions of this Section shall apply to the entity name of Seller as well as to all assumed name and other similar filings and reservations referencing the name “Maxit”, “Pawn X-Change” or any variation thereof.
     Section 5.8 Material Change. Between the Execution Date and the Closing Date, Seller shall inform Purchaser in writing within a commercially reasonable period of time following the occurrence of any Material Adverse Change.
     Section 5.9 Mortgages, Liens and Guaranties. Except as expressly permitted pursuant to Section 5.2 above, from and after the Execution Date until the Closing Date, Seller shall not, without the prior written approval of Purchaser, enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any security interest, lien, encumbrance or claim of any kind to attach to any of the Assets, whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation of another, or make any capital contribution or investment in any Person. The terms of this Agreement shall not restrict Seller’s right, after the Execution Date, to open, close, terminate, create or administer Consumer Loans and Consumer Loan Documents in the ordinary course of Seller’s business.
     Section 5.10 Seller’s Principal. Principal has read the terms and conditions of this Agreement and has (or will, prior to Closing) read the Transaction Documents and acknowledges that (1) the execution of this Agreement and the Transaction Documents and the undertakings of Principal in this Agreement and the Transaction Documents are (or will be) in partial consideration for, and a condition to the consummation by, Purchaser of the transactions contemplated by this Agreement and the Transaction Documents, and (2) Purchaser would not have executed (or will not execute) this Agreement or any Transaction Documents executed (or to be executed) pursuant to this Agreement without the execution of this Agreement and such undertakings by Principal. Between the Execution Date and the end of the 2nd year following the Closing Date, Seller and Principal agree that they will not dissolve, reorganize or make any material changes to the organizational structure or formation agreements and documents of Seller except as described in Section 5.7 above; provided, however, that

Seller may undertake such a transaction if Purchaser receives an express written assumption of Seller’s then surviving rights and obligations under this Agreement and any Transaction Document, with such assumption being signed by, and binding on, the party or parties succeeding to the interest of Seller and the party or parties receiving anything more than a de minimis portion of the proceeds of the transactions contemplated by this Agreement.
     Section 5.11 Direction of Energies Prior to Closing. Unless or until this Agreement is terminated under Section 4.6, each party hereto shall use commercially reasonable and diligent efforts to (a) cause the conditions in Section 4.2 and Section 4.3 to be satisfied, and (b) take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, obtaining all authorizations, consents, waivers and approvals as may be required in accordance with this Agreement. Except as may be necessary to fulfill the requirements set forth in the immediately preceding sentence, neither party will be obligated to pay money or incur obligations in order to obtain any authorizations, consents, waivers or approvals as may be required in accordance with this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, Purchaser may, beginning on the day following the execution of this Agreement and subject to Seller’s reasonable directions as to timing and other matters, contact Seller’s licensors, regulatory authorities, suppliers, lenders, agents, lessors, service providers and contractors regarding the transactions contemplated hereby; provided, however, that Seller will use its best efforts to provide Purchaser with such directions promptly prior to the beginning of such day. Without limiting the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other regulatory law with respect to the transactions contemplated hereby as promptly as practicable after the Execution Date and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other regulatory law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each party will be responsible for their own costs and expenses incurred in connection with the preparation of their respective HSR Act filings or any similar filings; provided, however, Purchaser will be solely responsible for paying the filing fee required under the HSR Act.
     Section 5.12 Customer and Other Business Relationships. After Closing, Seller will cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Purchaser after the Closing, including relationships with employees, licensors, regulatory authorities, suppliers, lenders, agents, lessors, service providers, contractors and others; provided, however, Seller’s obligations under this sentence shall survive the Closing only until the end of the 6th month following the Closing; and provided further, however, that Seller will not be obligated to incur any expense in performing its obligations under this sentence. In addition to the foregoing, Seller will satisfy any retained Liabilities (that are not Assumed Liabilities) in a manner that is not detrimental to any of the above-described relationships. Seller will refer to Purchaser all inquiries relating to the Business as conducted as of the Execution Date and as of the Closing Date. Neither Seller nor Principal shall take any action that would tend to diminish the value of the Assets after the Closing or which would interfere with the business of Purchaser after the Closing, including, without limitation, disparaging the name or business of Purchaser.
     Section 5.13 Retention of and Access to Records. After the Closing Date, Purchaser shall retain for a period consistent with Purchaser’s record retention policies and practices in effect as of the Execution Date, those records of Seller delivered to Purchaser. After the Closing, Purchaser shall provide Seller and its representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable Seller to prepare financial statements or tax returns or respond to tax audits; provided, however, Purchaser’s obligations under this sentence shall survive the Closing only until the end of the 18th month following the Closing; and provided further, however, that Purchaser will not be obligated to incur any expense in performing its obligations under this sentence. After the Closing Date, Seller shall retain for a period consistent with Seller’s record retention policies and practices in effect as of the Execution Date, those records of Seller in Seller’s possession as of the Execution Date that are or were applicable to the Business. After the Closing, Seller shall provide Purchaser and its representatives reasonable access to records regarding any Assets or Excluded Assets and to records regarding any Liabilities (including, without limitation, the Assumed Liabilities), during normal business hours and on at least three days’ prior written notice, in connection with claims asserted by third parties against Purchaser specifically as to any such Excluded Assets or retained Liabilities; provided, however, Seller’s obligations under this sentence shall survive the Closing only until the end of the 18th month following the Closing; and provided further, however, that Seller will not be obligated to incur any expense in performing its obligations under this sentence.
     Section 5.14 Assistance in Proceeding. Seller and Principal will cooperate with Purchaser in the contest or defense of, and make available, at Purchaser’s sole expense, such persons and provide any testimony and access to its books and records in connection with, any proceeding involving or relating to (a) any transaction contemplated by this Agreement, or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status, or transaction involving Seller, the Assets or the Business; provided, however, that except as otherwise described in Article VI of this Agreement, the obligations of Seller and Principal under this sentence that accrue after the Closing Date shall survive the Closing only until the end of the 24th month following the Closing; and provided further, however, that except as otherwise described in this Agreement (including, without limitation, Article VI of this Agreement), Seller will not be obligated to incur any expense in performing its obligations under this sentence.
     Section 5.15 Non-Solicitation Subject to Purchaser’s rights under Section 4.10 of this Agreement, Seller and Purchaser agree not to hire or to solicit the employment of any personnel or employee of the other party during the term of this Agreement, and for a period of twelve (12) consecutive months thereafter. If the either party solicits or hires any personnel or employee in violation of this Section 5.15, the hiring-party hereby agrees to pay the non-hiring party an amount equal to one hundred fifty percent (150%) of the base salary for the right to hire that personnel or employee, within 15 days of hiring said personnel or employee. Notwithstanding, the foregoing, no payment will be owed in the event any personnel or employee is hired after responding to a general solicitation or employment advertisement.
     Section 5.16 Survival. The terms of each and every Section of this Article V shall survive any termination of this Agreement and shall survive the Closing in the manner described herein, as applicable.
ARTICLE VI
REMEDIES
     Section 6.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement, the Schedules (including any supplements thereto made by Seller), the Transaction Documents and any other certificate or document delivered pursuant to this Agreement shall survive the Closing until the third anniversary of the Closing Date (except the representations and warranties of Seller and Principal set forth in Section 2.15 shall survive until the fifth anniversary of the Closing Date). The covenants, except those covenants contained in Sections 5.3,

5.5, 5.6, 5.10, 5.12, 5.13, 5.14 and 5.15, agreements and indemnities contained herein shall survive the Closing without limitation as to time unless the covenant, agreement or indemnitee specifies a time limitation, in which case such covenant, agreement or indemnitee shall survive until the expiration of such specified term.
     Section 6.2 Indemnification by Seller and Principal. Seller and Principal, jointly and severally, shall defend, indemnify and hold harmless Purchaser and Purchaser’s affiliates and their respective subsidiaries, shareholders, members, affiliates, officers, managers, directors, employees, agents, successors and assigns (Purchaser and such persons and entities, collectively, “Purchaser Indemnified Party”), and shall reimburse Purchaser Indemnified Party, for, from and against each and every demand, claim, loss, liability, judgment, damage, lien, fine, penalty, action, cost and expense (including, without limitation, reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, the “Losses”) imposed on or incurred by Purchaser Indemnified Party, directly or indirectly, relating to, resulting from, or arising out of (i) a breach of, or a misrepresentation contained in, any representation or warranty made by Seller or Principal in this Agreement, (ii) a breach of, or a misrepresentation contained in, any express representation or warranty, if any, made by Seller or Principal in any Transaction Document (other than this Agreement), (iii) except for obligations maturing or accruing after the Closing Date under the Assumed Liabilities, any Liabilities, obligations or duties of Seller or Principal, whether accrued, absolute, contingent or otherwise, arising out of, or in any way connected with, Seller’s or Principal’s activities and/or the operation of the Assets or the Business prior to the Closing (or, if the same are not Assumed Liabilities, arising out of, or in any way connected with Seller’s or Principal’s activities before, on and after the Closing), (iv) except for obligations maturing or accruing after the Closing Date under the Assumed Liabilities, the ownership, use, possession or operation of the Assets or the Business at any time prior to the Closing Date, (v) any breach or nonfulfillment of any covenant, agreement or other obligation of Seller or Principal under this Agreement, any Transaction Document or any certificate or other document delivered or to be delivered pursuant hereto or thereto, or (vi) any tax filing or return or payment made, or position taken by Seller, which any authority challenges and which results in assertion of Losses against Purchaser. Notwithstanding the foregoing, Purchaser shall not be entitled to assert any claim for indemnification under this Section 6.2 unless and until such time as all Losses exceed $200,000 (“Purchaser’s Basket”) in the aggregate, at which time any and all claims of Purchaser for indemnification of Losses in excess of Purchaser’s Basket may be asserted; provided, however, that Purchaser’s Basket shall not be applicable to any Losses attributable to (a) non-compliance by Seller with the bulk transfer provisions of the Uniform Commercial Code (or any similar law) in connection with the sale and transfer of the Assets to Purchaser, (b) the failure of Seller to deliver any of the Assets to Purchaser or to pay or otherwise satisfy any payment obligations of the Assets which are presently existing and are not expressly assumed by Purchaser, (c) breaches of the representations and warranties contained in Sections 2.5, 2.8, 2.12, 2.14, 2.15, 2.16, 2.22, 2.23 and 2.27, or (d) any breach of Seller’s and Principal’s representations or warranties in this Agreement or any Transaction Document, if any, of which such parties had Knowledge of the breach at any time on or prior to the date on which such representation or warranty was made, (e) any breach by Seller or Principal of any covenant or obligation set forth in this Agreement or any Transaction Document if such breach is attributable to the fraud, bad faith or willful misconduct of Seller or Principal, or (f) the failure by Seller or Principal to make or pay, as appropriate, to or for the benefit of Purchaser, as appropriate, any prorations, adjustments, reimbursements, settlements or reconciliations specifically required to be made or paid by Seller pursuant to the provisions of Article IV of this Agreement.
     Section 6.3 Indemnification by Purchaser. Except as otherwise expressly provided in this Article VI, Purchaser shall defend, indemnify and hold harmless Seller, Principal, and each of their respective subsidiaries, shareholders, members, affiliates, officers, managers, directors, employees, agents, successors and assigns (Seller and such persons and entities, collectively, “Seller’s Indemnified Persons”), and shall reimburse Seller’s Indemnified Persons, for, from and against all Losses imposed on or incurred by Seller’s Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of (i) a breach of, or a misrepresentation contained in, any representation or warranty made by Purchaser in this Agreement, (ii) a breach of, or a misrepresentation contained in, any express representation or warranty, if any, made by Purchaser in any Transaction Document (other than this Agreement), (iii) any breach or nonfulfillment of any covenant, agreement or other obligation of Purchaser under this Agreement, any Transaction Document or any certificate or other document delivered or to be delivered pursuant hereto or thereto, (iv) obligations maturing or accruing after the Closing Date under the Assumed Liabilities, or (v) the ownership, use, possession or operation of the Assets from and after the Closing Date. Notwithstanding the foregoing, neither Seller nor Principal shall be entitled to assert any claim for indemnification under this Section 6.3 unless and until such time as all claims of such parties for indemnification hereunder exceed $200,000 (“Seller’s Basket”) in the aggregate, at which time any and all claims of Seller and/or Principal for indemnification in excess of Seller’s Basket may be asserted; provided, however, that Seller’s Basket shall not be applicable to any Losses attributable to (a) any breach of Purchaser’s representations or warranties of which Purchaser had Knowledge of the breach at any time on or prior to the date on which such representation or warranty was made, (b) any breach by Purchaser of any covenant or obligation set forth in this Agreement or any Transaction Document if such breach is attributable to Purchaser’s fraud, bad faith or willful misconduct, or (c) the failure by Purchaser to make or pay, to or for the benefit of Seller and Principal, as appropriate, any prorations, adjustments, reimbursements, settlements or reconciliations specifically required to be made or paid by Purchaser pursuant to the provisions of Article IV of this Agreement.
     Section 6.5 Indemnification Procedures. If any action, claim or proceeding shall be brought or asserted by one or more third parties against a party hereto or any successor or indemnified person related thereto (the “Indemnified Person”) in respect of which indemnity may be sought under this Article VI from an indemnifying person or any successor thereto (the “Indemnifying Person”), the Indemnified Person shall give prompt written notice of such action, claim or proceeding, together with a copy of such claim, process or other legal pleading, to the Indemnifying Person, who shall assume the defense thereof, including the employment of counsel approved by the Indemnified Person (which approval shall not be unreasonably withheld or delayed) and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within twenty days after notice of any such action, claim or proceeding (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such action, claim or proceeding), fails to assume the defense thereof, the Indemnified Person shall have the right (upon further notice to the Indemnifying Person) to undertake the defense, compromise or settlement of such action, claim or proceeding for the account and at the risk of the Indemnifying Person and at the Indemnifying Person’s expense, subject to the right of the Indemnifying Person to assume the defense of such action, claim or proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article VI to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person’s prior written consent, settle or compromise any action, claim or proceeding, or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person, and then only if the claimant provides to the Indemnified Person a release from all liability in respect of such action, claim or proceeding. The Indemnifying Person may, without the Indemnified Person’s prior written consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action, claim or proceeding that requires solely the payment of money damages by the Indemnifying Person, and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such action, claim or proceeding. The Indemnified Party and the Indemnifying Party will cooperate with all reasonable requests of the other. As a condition to asserting any rights under this Article VI, each Purchaser Indemnified Party must appoint Purchaser, and each Seller’s Indemnified Person must appoint Steven Principal, as its sole agent for all matters relating to any claim hereunder.
     Section 6.6 Waiver. The right to indemnification, reimbursement, or other remedy based on the breach of any representations, warranties, covenants or obligations set forth herein or in the Transaction Documents by the non-breaching party shall not be affected by any investigation conducted by the non-breaching party with respect to, or any Knowledge acquired (or capable of being acquired) by the non-breaching party about, the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or obligation. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any Transaction Documents, any attachments, exhibits or schedules attached hereto or thereto or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies, except as expressly provided herein to the contrary. No waiver of any provision of this Agreement or of any parties’ failure to comply with this Agreement shall be valid unless such waiver is in writing and signed by the party to be charged with waiving the benefits of such provision or compliance.
     Section 6.7 Remedies. Except as expressly set forth elsewhere in this Agreement to the contrary (including, without limitation, the provisions of Sections 4.7 and 7.3), the remedies provided in this Article VI shall be the sole and exclusive remedies available to a party hereto for the breach of any representation, warranty, covenant or obligation hereunder by another party hereto; provided, however, that, notwithstanding the foregoing: (i) any party may seek injunctive or similar equitable relief for any breach of this Agreement by another party, and (ii) any party may seek any damages, rights and remedies available to such party hereunder or at law or in equity for (x) any breach by a party hereto of any covenant or obligation of such breaching party set forth in this Agreement or any Transaction Document if such breach is attributable to the breaching party’s fraud, bad faith or willful misconduct, or (y) any violation of tax or securities related laws by a party hereto. All remedies available to the parties, whether hereunder or at law or in equity, as such remedies may otherwise be limited pursuant to this Agreement, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.
     Section 6.8 Survival. The terms of each and every Section of this Article VI shall survive any termination of this Agreement and shall survive the Closing, as applicable.

ARTICLE VII
MISCELLANEOUS
     Section 7.1 Confidentiality. As used in this Agreement, “Confidential Information” shall mean any and all information, knowledge and intelligence of any type whatsoever, whether in writing, oral or electronic, relating in any manner to the party possessing, owning and disclosing such information (“Disclosing Party”), including, but not limited to, all of the Disclosing Party’s financial information and all due diligence materials delivered by the Disclosing Party to the other party (“Receiving Party”), including all trade secrets, marketing strategies, business strategies, financial information, procedures, research, lists, methodologies, contracts, business records, and know-how; provided, however, any information that is either (i) generally known by, or available to, the public through no fault of the Receiving Party, (ii) available to the Receiving Party from a source other than the Disclosing Party who was authorized to disclose such information without a confidentiality obligation, whether by contract, fiduciary duty or otherwise, to the Disclosing Party, or (iii) independently known to, or developed by, the Receiving Party without reference to the Disclosing Party’s Confidential Information, shall not be considered Confidential Information. The fact that this Agreement exists shall also be deemed Confidential Information, except to the extent any disclosures of the terms of this Agreement is required by any Applicable Law, including, without limitation, any applicable securities law. In order to enable the parties hereto to perform their pre-Closing due diligence, a Disclosing Party hereto may disclose certain of its own Confidential Information to a Receiving Party. The Receiving Party recognizes and acknowledges that the Disclosing Party’s Confidential Information is the exclusive property of the Disclosing Party, is material, is confidential and greatly affects the goodwill and the personal and business success of the Disclosing Party. Accordingly, as a material inducement for each party to enter into this Agreement, each party hereto hereby covenants and agrees that, except as expressly provided herein, it will not now, or at any time in the future, directly or indirectly, divulge, reveal or communicate, either orally or in writing, to any other Person or to the public, any of the other party’s Confidential Information or use any of the other party’s Confidential Information for their benefit or for the benefit of others except: (i) with the prior written consent of the Disclosing Party (which consent may be withheld in such Disclosing Party’s sole discretion); or (ii) as required by law, rule or regulation. Notwithstanding the foregoing, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the employees, officers, directors, managers, members, shareholders, accountants, attorneys, consultants and advisors of such Receiving Party, but only to the extent such people require such Confidential Information in order for the Receiving Party to effectively pursue the consummation of the transaction contemplated by this Agreement; provided, however, the Receiving Party shall require any of its employees, officers, directors, managers, members, shareholders, accountants, attorneys, consultants or advisors who receive the Disclosing Party’s Confidential Information to comply with the confidentiality provisions of this Agreement and the Receiving Party shall be liable for any breach of the terms of the confidentiality provisions of this Agreement by its own employees, officers, directors, managers, members, shareholders, accountants, attorneys, consultants or advisos as if the Receiving Party had breached the Agreement itself. If there any inconsistencies or conflicts between the terms of this Agreement and the terms of that certain Confidentiality Agreement dated July 10, 2009, executed by and between Seller and Purchaser, the terms of this Agreement shall control any such inconsistencies or conflicts. The provisions of this Section shall not prohibit any party from contacting the other party’s suppliers, vendors, landlords, tenants, licensors, licensees, advisors, distributors or service providers to the extent such third parties need to be contacted in order to effectuate the Closing of the transactions contemplated hereby; provided, however, that no party hereto may contact any of the other party’s suppliers, vendors, landlords, tenants, licensors, licensees, advisors, distributors or service providers without first obtaining such other party’s prior consent to make such contact, such consent not to be unreasonably withheld or delayed.

     Section 7.2 Return of Confidential Information; Public Releases. If this Agreement is terminated for any reason, each Receiving Party will return to the Disclosing Party all of the Disclosing Party’s Confidential Information without keeping copies of such Confidential Information (except for one record copy to be maintained in confidence by the Receiving Party’s counsel) and shall not use any of the Disclosing Party’s Confidential Information for its benefit or for the benefit of others. Additionally, at all times after the Execution Date until the Closing, Seller and Purchaser shall not make any public release of information regarding the matters contemplated herein except (i) that Purchaser and Seller may each continue such communications with employees, officers, directors, managers, members, shareholders, accountants, attorneys, consultants, advisors, suppliers, lenders, lessors and other particular individuals or groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this Agreement, and (ii) as required by law; provided, however, that Purchaser may make public releases regarding this Agreement and the transactions contemplated hereby to the extent Purchaser reasonably believes the same to be prudent in connection with its disclosure obligations or its past practices; and provided further, however, Purchaser will not make any such public release unless it has first given Seller a reasonable opportunity to review and comment on such release.
     Section 7.3 Breach of Confidentiality Provisions. In view of the irreparable harm and damage which would occur to the Disclosing Party as a result of a breach or a threatened breach by the Receiving Party under Sections 7.1 or 7.2 hereof, and in view of the lack of an adequate remedy at law to protect the Disclosing Party in connection with such a breach, the Disclosing Party shall have the right to receive, and the Receiving Party hereby consents to the issuance of, temporary and permanent injunctions enjoining the Receiving Party from any violation of Sections 7.1 and 7.2 of this Agreement. The Receiving Party acknowledges that both temporary and permanent injunctions are appropriate remedies for such a breach or threatened breach. The foregoing remedies shall be in addition to, and not in limitation of, any other rights or remedies to which the Disclosing Party is or may be entitled at law or in equity, including, without limitation, the right to specific performance and the right to receive damages. The Receiving Party’s obligation to protect the Disclosing Party’s Confidential Information in accordance with this Agreement shall terminate five (5) years from the date of this Agreement.
     Section 7.4 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all of the parties hereto.
     Section 7.5 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto.
     Section 7.6 Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, devisees, executors, administrators, trustees, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any Person not a party hereto or thereto any rights or remedies hereunder or thereunder.
     Section 7.7 Entire Agreement. This Agreement, the attached Attachments, Exhibits and Schedules, and the Transaction Documents constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Except as expressly provided elsewhere in this Agreement, if there are any conflicts between the terms of this Agreement, the Attachments, Exhibits or Schedules attached hereto or any of the Transaction Documents, the most restrictive of the conflicting provisions shall control.
     Section 7.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     Section 7.9 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.
     Section 7.10 Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by (a) depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested and addressed to the intended recipient’s Notice Address, (b) by sending the same via a nationally recognized overnight courier for next business day delivery to the intended recipient’s Notice Address, (c) by sending the same via an electronically confirmed telecopy transmission to the telecopy number listed in the intended recipient’s Notice Address, (d) by delivering the same in person to the intended recipient’s Notice Address, or (e) by sending the message electronically to the intended recipient’s e-mail address set forth in such intended recipient’s Notice Address. Any such notice shall be deemed received on the earlier to occur of (a) the date of actual receipt of the notice, (b) the date evidenced on a signed delivery receipt as the date of delivery or the date delivery was refused, if the notice is delivered in person, or via certified or registered mail or by an overnight courier for next business day delivery, or (c) on the date set forth on an electronically generated fax confirmation sheet if the notice is sent via telecopy, or (d) on the date set forth in the electronic time stamp generated on the delivering party’s computer system if such notice is sent via e-mail; provided, however, for a notice sent via e-mail to be effective, a follow-up copy of the notice must also be sent to the intended recipient pursuant to any of the other delivery methods described in this Section. Any notice delivered by Purchaser to Seller or to Principal shall constitute notice to Seller and to Principal. For purposes of notice, the address for notices (“Notice Address”) for each party hereto is as follows:

If to Seller or Principal:	If to Purchaser:

Maxit Financial, LLC	Cash America, Inc. of Nevada
1180 NW Maple Street, Suite 105	1600 West 7th Street
Issaquah, Washington 98027	Fort Worth, Texas 76102
Attention: Brad Shain	Attention: P. Christian Schroder
Phone: 425.395.1222	Phone: 817.333.1912
Fax:425.395.1201	Fax: 817.570.1647
Email: shain@pawnxchange.com	Email: cschroder@cashamerica.com
     Section 7.11 Any party may change its Notice Address for notice by written notice given to the other parties in accordance with this Section.

     Section 7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Any signature on this Agreement or any other Transaction Document may be a facsimile or electronically delivered signature and all parties agree that any signature delivered by facsimile or electronically shall be treated as an original signature to any such document.
     Section 7.13 Survival. The terms of each and every Section of this Article VII shall survive any termination of this Agreement and shall survive the Closing, as applicable.
ARTICLE VIII
RESOLUTION OF DISPUTES
     Section 8.1 Arbitration. Except as provided in Section 8.3 and Section 8.7 below, each party hereto (each, a “Claiming Party”) agrees that any disputes between the parties hereto, or to resolve any claim or controversy arising out of, or related to this Agreement or the Transaction Documents or the making, performance, or interpretation thereof, or to enforce any rights hereunder or under any Transaction Document, or to assert a claim for damages in connection herewith or in connection with any Transaction Document (collectively, an “Action”) shall be finally settled solely and exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) or any successor organization. Such Claiming Party will give each other party hereto (each, a “Non-Claiming Party”) ten (10) days prior written notice (“Claim Notice”) of its intent to bring such an Action, and to be effective such Claim Notice must specifically describe the claim in detail. The place of arbitration shall be the Approved Jurisdiction described in the Claim Notice; provided, however, that the laws applicable to the arbitration proceeding shall be the laws of the State of Texas. The arbitration shall be decided by a panel of three (3) arbitrators: one (1) selected by Seller, one (1) selected by Purchaser, and one (1) selected by the arbitrators chosen by Seller and Purchaser. In the event the two party-selected arbitrators cannot agree on the selection of the third arbitrator then the AAA shall select the third arbitrator; provided, however, that all arbitrators used in any arbitration proceeding must have their principal place of business in the metropolitan area of the Approved Jurisdiction.
     Section 8.2 Arbitration Awards. The award of the arbitrator(s) shall be the sole and exclusive remedy between the parties regarding any Action brought before the arbitrator(s) and shall be made and shall promptly be payable free of any tax, deduction, or offset. Any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. Judgment upon the award of the arbitrator(s) may be entered in a court having jurisdiction thereof located in the Approved Jurisdiction, or application may be made to a court of competent jurisdiction in such Approved Jurisdiction for a judicial acceptance of the award or for an order of enforcement.
     Section 8.3 Injunctive Relief. Nothing herein contained shall bar the right of either party to obtain injunctive relief against threatened conduct that will cause loss or damages under the applicable laws and rules of equity, including the applicable rules for obtaining preliminary injunctions; provided, however, that such relief must be sought only from a court of competent jurisdiction that is located within the Approved Jurisdiction. Any claim brought under this Section 8.3 is not subject to the Claiming Party first proceeding under Section 8.1 above.
     Section 8.4 Waiver of Jury Trial. To the extent permitted by applicable law, each party hereto irrevocably waives trial by jury in any Action, whether at law or in equity, brought by any of them against any of the others.

     Section 8.5 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws (but not the laws and rules governing conflicts of laws) of the State of Texas. Each party irrevocably and unconditionally consents to submit to the jurisdiction of, and to resolve any action in, Tarrant County, Texas or King County, Washington (each an “Approved Jurisdiction”). Each Party agrees (i) not to commence any action except in an Approved Jurisdiction, (ii) to waive any defenses as to personal jurisdiction in an Approved Jurisdiction, and (iii) that service of any process, summons, notice or document by U.S. registered or certified mail to each party’s respective address for notices set forth in this Agreement shall be effective service of process for any action brought against a party hereto in each Approved Jurisdiction. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action in an Approved Jurisdiction and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in such Approved Jurisdiction that any such action brought in such Approved Jurisdiction has been brought in an inconvenient forum.
     Section 8.6 Costs and Fees. The prevailing party in any Action shall be entitled to recover from the other party reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and disbursements, court costs, arbitration costs and fees and the costs and fees of the arbitrators, if applicable, incurred in connection with such Action, provided, however, the reimbursement of any such costs, expenses, fees and disbursements by one party to the other under this sentence shall be in addition to any other relief that may be awarded. Notwithstanding anything herein to the contrary, in the event a court or the arbitrator(s) determine that no party in an Action can be deemed the prevailing party in such Action, the court or arbitrator(s) may, for good cause, to be determined in the sole discretion of the court or the arbitrator(s), require each party to pay all or any portion of their own attorneys’ fees, court costs, arbitration related fees and costs and/or any other out-of-pocket costs or expenses incurred by such party in connection with such Action.
     Section 8.7 Third Parties in an Action. Notwithstanding anything herein to the contrary, no party hereto will be compelled to arbitrate any Action if an unrelated third party that is not a party to this Agreement or any applicable Transaction Document is a necessary party to the Action unless such third party (whether one or more) agrees to join the arbitration or can be compelled to join the arbitration. In no event, however, can any such unrelated third party mandate a change in the governing law hereunder or under any Transaction Document or mandate that such Action be heard in any location other than in the Approved Jurisdiction unless such unrelated third party obtains a final and non-appealable court order mandating a change in location or a change in the governing law.
     Section 8.8 Survival. The terms of each and every Section of this Article VIII shall survive any termination of this Agreement and shall survive the Closing, as applicable.
ARTICLE IX
DEFINITIONS
     Section 9.1 This Article IX sets forth the definitions of certain defined terms used throughout Articles I through VIII of this Agreement.
     Section 9.2 Accrued Liabilities. The term “Accrued Liabilities” means all Assumed Liabilities that have a scheduled payment date after the Closing Date and relate to a period of time prior to the Closing Date (Accrued Liabilities may include, without limitation, real estate taxes, personal property taxes, wages, compensation and benefits of Seller’s Employees, shop location casualty insurance premiums reimbursed to landlords under any Leases, and common area maintenance charges, real estate tax charges and other similar charges reimbursed or paid to landlords under any Leases)

     Section 9.3 Applicable Laws. The term “Applicable Laws” means all laws, regulations, rules, statutes, orders, ordinances and licensing requirements that are or were applicable to Seller or the conduct or operation of the Business or the ownership or use of any of its assets, including without limitation the Assets. Without limiting the foregoing, Applicable Laws include, without limitation, all federal, state and local laws, regulations, rules, statutes, orders, ordinances and requirements, and specifically include, without limitation, the Bank Secrecy Act, the U.S.A. Patriot Act, the Gramm-Leach-Bliley Act, the Consumer Reporting Employment Clarification Act, the Consumer Collection Credit Act, the Fair Debt Collection Practices Act, the Fair Credit Reporting Act, the Americans With Disabilities Act, all truth-in-lending related laws, all laws of each state and locality in which Seller or any of Seller’s affiliates do business that are applicable to employers, pawnbrokers, jewelers, second-hand goods dealers and check cashers, all state and federal franchising and business opportunity laws, all usury and consumer protection related laws, all federal, state and local tax laws, all applicable zoning and licensing laws, all environmental and human health and safety laws, all other federal, state and local laws, regulations, rules, statutes, orders, ordinances and requirement, together with all regulations, rules, orders and requirements promulgated under each of the foregoing.
     Section 9.4 Commitments. The term “Commitments” means all Consumer Loans, all Consumer Loan Documents, all Leases and all other written or oral documents, agreements, contracts, commitments, letters of intent, leases, licenses, instruments, notes, binders and obligations that relate to the Assets or the Assumed Liabilities or that entitle Seller to receive, or require Seller to pay, $5,000 or more or that grant Seller rights, or impose obligations on Seller, that extend beyond August 30, 2010.
     Section 9.5 Consumer Loans. The term “Consumer Loans” means all consumer loan accounts and receivables of the Business, including, without limitation, pawn loans, installment loans and all other loans made by Seller to consumers.
     Section 9.6 Consumer Loan Documents. The term “Consumer Loan Documents” means all Consumer Loan accounts, documents, files, pawn tickets, buy-sell or repurchase agreements, layaway contracts, loan documents, loan contracts, loan applications, loan files, customer checks, promissory notes, promises to pay, certificates of title, security agreements, consignment contracts and other evidences of indebtedness or evidences of accounts receivable reflected by Seller’s books and records as owed to and owned by Seller.
     Section 9.7 Current Liabilities. The term “Current Liabilities” means any current liabilities, current expenses or other current obligations of Seller incurred or arising in Seller’s ordinary course of business that are generally consistent with Seller’s past practices.
     Section 9.8 GAAP. The term “GAAP” means generally accepted accounting principles as in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a substantial segment of the accounting profession, that are applicable to the circumstances in question as of the date of determination, consistently applied
     Section 9.9 Hazardous Substances. The term “Hazardous Substance(s)” means any and all solid, hazardous, toxic, harmful or radioactive substances or wastes; pollutants; contaminants of any kind; or any other materials or substances, including without limitation asbestos, presumed asbestos-containing material or asbestos containing material, petroleum substance/crude oil or any refined or unrefined fraction or derivative of crude oil such as motor fuels, that are now or hereafter identified, classified, defined, or regulated under any Applicable Laws.

     Section 9.10 Liability. The term “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, foreseen or unforeseen, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
     Section 9.11 Material Adverse Effect and Material Adverse Change. The terms “Material Adverse Effect” and “Material Adverse Change” mean any circumstance, event, or series of circumstances or events, of whatever nature (other than any change in economic, regulatory or industry conditions generally) which together or individually (a) would reasonably be expected to have a material adverse effect on the operations, Liabilities, or condition (financial or otherwise) of the Assets, the Business or Seller, (b) would reasonably be expected to diminish or impair in any material respect, the value of the Business or the Assets, in each case taken as a whole, or (c) would reasonably be expected to render it impossible for Seller or Principal to consummate the transactions contemplated under this Agreement or under any of the Transaction Documents.
     Section 9.12 Other Business Activities. The term “Other Business Activities” means all collection activities, check cashing activities, insurance products and services, money order and wire transfer products and services, prepaid products and services, tax preparation services and all other products, services and business activities sold or conducted by the Business other than pawn loans and the sale of merchandise acquired as a result of Pawn Loan forfeitures.
     Section 9.13 Person. The term “Person” shall mean an individual, partnership, corporation, trust, limited liability company, limited liability partnership, joint stock company, unincorporated association, joint venture or any other entity or any government body.
     Section 9.14 Prepaid Expenses. The term “Prepaid Expenses” means all amounts that have been prepaid by Seller for a period that extends beyond the Closing Date to the extent the same are paid in connection with Assumed Liabilities, and Prepaid Expenses shall include, without limitation, rents (for the current or a subsequent calendar month), security deposits, waste services and security services.
     Section 9.15 Transaction Documents. The term “Transaction Documents” means this Agreement and the other agreements, certificates, instruments and documents contemplated hereby to be executed and delivered by any party to this Agreement at or prior to the Closing.
THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

     EXECUTED on this the 28th day of July, 2010 (“Execution Date”).

PURCHASER:		SELLER:

CASH AMERICA, INC. OF NEVADA, a		MAXIT FINANCIAL, LLC, a Washington
Nevada corporation		limited liability company

By:	/s/ Thomas A. Bessant, Jr.	By:	/s/ Bradley E. Shain
	Thomas A. Bessant, Jr.,		Bradley E. Shain, Manager
Executive Vice President

		By:	/s/ Stanley L. Baty
Stanley L. Baty, Manager

PRINCIPAL:

/s/ Bradley E. Shain

BRADLEY E. SHAIN